UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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HERTZ GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Hertz Global Holdings, Inc.

8501 Williams Road

Estero, FL 33928

April 8, 2022

Dear Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend our 2022 annual meeting of stockholders (the “2022 Annual Meeting”) to be held at 10:30 AM (Eastern Time) on Thursday, May 19, 2022.

The 2022 Annual Meeting will be a virtual meeting to safeguard against the spread of the coronavirus, COVID-19.  The health and well-being of our stockholders, customers, employees and communities is a top priority. The virtual meeting format will also improve meeting efficiency and help to reduce costs of the meeting.

For the 2022 Annual Meeting, we will be using the “Notice and Access” method of providing proxy materials to you via the Internet instead of providing the proxy materials by mail. We believe this process provides stockholders with a convenient way to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 8, 2022, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials for the 2022 Annual Meeting and how to vote. The Notice will also contain instructions on how to receive a paper copy of your proxy materials.

Your vote is important and we encourage you to vote as promptly as possible. Whether you plan to attend the 2022 Annual Meeting or not, you may vote by following the instructions set forth in the Notice, this proxy statement or as set forth in the proxy card.

Thank you for considering the matters presented in the proxy statement and your continued support.

Sincerely,

Michael Gregory O’Hara
Independent Chairperson

NOTICE OF 2022 ANNUAL MEETING

OF STOCKHOLDERS

The Board of Directors of Hertz Global Holdings, Inc. (the “Company”) is soliciting proxies for the 2022 annual meeting of stockholders (the “2022 Annual Meeting”) to be held on the following date, at the following time and place, and with the following record date:

Time and Date:	10:30 AM (Eastern Time), on Thursday, May 19, 2022

Place:	Via the Internet at www.virtualshareholdermeeting.com/HTZ2022

Record Date:	Friday, March 25, 2022

Proposals

1.	Election of three nominees identified in the accompanying proxy statement to serve as directors for three-year terms;

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022;

3.	Approval, by a non-binding advisory vote, of the named executive officers’ compensation; and

4.	Transaction of any other business that may properly be brought before the 2022 Annual Meeting.

The Board of Directors recommends a vote “FOR” each of Proposals 1, 2 and 3.

Who Can Vote

Only holders of record of the Company’s common stock at the close of business on March 25, 2022 will be entitled to vote at the 2022 Annual Meeting. You may vote with respect to the matters described in the proxy statement by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (the “Notice”) or through the procedures described in this proxy statement. The list of stockholders of record entitled to vote at the 2022 Annual Meeting will be available to stockholders entitled to attend the meeting at www.virtualshareholdingmeeting.com/HTZ2022.

Date of Mailing

In accordance with the rules of the Securities and Exchange Commission, we sent a Notice on or about April 8, 2022 to our stockholders of record as of the close of business on March 25, 2022.

M. David Galainena

Executive Vice President, General Counsel and Secretary

Estero, Florida

April 8, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to be held May 19, 2022

The Notice of the 2022 Annual Meeting and Proxy Statement and the

2021 Annual Report to Stockholders are available at www.proxyvote.com

Table of Contents

Election of Directors (Proposal 1)

ELECTION OF DIRECTORS (PROPOSAL 1)

Board of Directors

Currently, the Board of Directors of the Company (the “Board”) is comprised of nine directors. The directors are divided into three classes, with one class of directors elected each year and each class serving a three-year term. Each Class I director has a term that expires at the 2022 Annual Meeting, each Class II director has a term that expires at the Company’s 2023 annual meeting of stockholders, and each Class III director has a term that expires at the Company’s 2024 annual meeting of stockholders. Upon the recommendation of the Governance Committee, the Board has considered and nominated the following slate of Class I director nominees for a three-year term expiring at the Company’s 2025 annual meeting of stockholders:  Michael Gregory O’Hara, Thomas Wagner and Vincent J. Intrieri.

On June 30, 2021 (the “Effective Date”), the Company successfully emerged from a Chapter 11 restructuring after filing, in May 2020, voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. On June 10, 2021, the bankruptcy court entered an order confirming the Second Modified Third Amended Joint Chapter 11 Plan of Reorganization of the Debtors (the “Plan of Reorganization”), which incorporated a proposed plan that embodied a plan proposal of a plan sponsor group comprised of, among others, (a) one or more funds associated with Knighthead Capital Management, LLC (“Knighthead”) and (b) one or more funds associated with Certares Opportunities LLC (“Certares” and, together with Knighthead, the “Sponsors”). As part of transactions undertaken pursuant to the Plan of Reorganization, CK Amarillo LP (“CK Amarillo”), an entity for which Certares and Knighthead serve as investment managers, received approximately 41% of the Company’s newly issued shares of common stock. Also pursuant to the Plan, as of the Effective Date, four Sponsor affiliated individuals became, by operation of and in accordance with the Plan of Reorganization, directors on our Board: two directors identified by Certares (Michael Gregory O’Hara, the Chairperson of our Board, and Colin Farmer) and two directors identified by Knighthead (Thomas Wagner, the Vice Chairperson of our Board, and Andrew Shannahan).

How We Evaluate Director Nominees

The Governance Committee, when making recommendations to the Board regarding director nominations, assesses the overall performance of the Board and its committees, and when re-nominating incumbent Board members or nominating new Board members, evaluates the potential candidate’s ability to make a positive contribution to the Board’s overall function. The Governance Committee considers the actual performance and independence of incumbent Board members over the previous year, as well as whether members of the Board have appropriate experience, skills and other qualifications to support our role as one of the world’s leading car rental companies. The particular experience, independence, qualifications, attributes and skills of the potential candidate are assessed by the Governance Committee to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the Board’s mission. After conducting the foregoing analysis, the Governance Committee makes recommendations to the Board regarding director nominees. In its annual assessment of director nominees, the Governance Committee does not take a formulaic approach, but rather considers each prospective nominee’s diversity in viewpoints, personal and professional experiences and background and ability. In making director nominations, the Governance Committee evaluates the Board considering, among other things, the attributes discussed in “Corporate Governance — Policy on Diversity” below.

The Board also evaluates, from time to time, the size of the Board as well as the structure and membership of its committees. In determining the number of directors, committee membership and structure of the committees, the Board considers several factors, including the attributes and experience of the members of our Board, the oversight responsibilities required for a Company of our size and complexity and applicable Nasdaq Rules. For additional information on the Board selection process, see “Corporate Governance” below.

Election of Directors (Proposal 1)

The Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the General Counsel and Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the General Counsel and Secretary, 8501 Williams Road, Estero, Florida 33928. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws, as described under “Proposals for 2023 Annual Meeting of Stockholders.” All recommendations for nomination received by the General Counsel and Secretary that satisfy our Bylaw requirements relating to director nominations will be presented to the Governance Committee for its consideration.

Director Nominees

Our Governance Committee and our Board have determined that each of Mr. O’Hara, Mr. Wagner and Mr. Intrieri possesses the right skills, qualifications and experience to effectively oversee our long-term business strategy. Biographical information about each nominee, as well as highlights of certain notable skills, qualifications and experience that contributed to their nominations for re-election at our 2022 Annual Meeting, are included on the following pages.

Although our Board does not anticipate that any of the nominees will be unable to stand for election as a director at our 2022 Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be designated by our Governance Committee and our Board. Directors are elected by a plurality of all votes cast.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the following nominees.

Nominees for Election to Term Expiring 2025 (Class I)

Michael Gregory O’Hara, 56

Mr. O’Hara has served as a director of the Company and as Chairperson of the Board since June 2021. Mr. O’Hara was appointed to the Board in connection with the Plan of Reorganization.

Mr. O’Hara is founder and Senior Managing Director of Certares Management LLC, a firm that invests in the travel, tourism and hospitality sectors founded in 2012, and also serves as Head of its Investment Committee and a member of its Management Committee. Mr. O’Hara co-founded GO Acquisition Corp., a special purpose acquisition company, and has served as its co-Chief Executive Officer since 2020. Mr. O’Hara also serves as Executive Chairman of American Express Global Business Travel, a role he has held since 2014. Prior to forming Certares, Mr. O’Hara served as Chief Investment Officer of JPMorgan Chase’s Special Investments Group and Managing Director of One Equity Partners, the private equity arm of JPMorgan. Before that, he served as an executive and a director at Worldspan Corporation, a privately held provider of travel technology and content.

Mr. O’Hara has served as a director and Vice Chairman of Liberty TripAdvisor Holdings, Inc. since March 2020, and as a director of TripAdvisor, Inc. since March 2020. Mr. O’Hara has served as a director of GO Acquisition Corp. since August 2020. In addition to his public company directorships, Mr. O’Hara serves on the boards of The Innocence Project, World Travel & Tourism Council and Certares Holdings.

Election of Directors (Proposal 1)

In determining to nominate Mr. O’Hara for election, our Board and Governance Committee considered Mr. O’Hara’s expertise and in-depth knowledge of the travel industry, his extensive background in investment analysis and management, and his expertise in finance and private equity.

Thomas Wagner, 52

Mr. Wagner has served as a director of the Company and as Vice Chairperson of the Board since June 2021. Mr. Wagner was appointed to the Board in connection with the Plan of Reorganization.

Mr. Wagner is co-founder and Managing Member of Knighthead, an event driven and deep value focused SEC registered investment advisor that specializes in investing in companies that need financial and operational restructuring founded in 2008. Prior to forming Knighthead, Mr. Wagner served as Managing Director at Goldman Sachs and held roles at Credit Suisse First Boston and Ernst & Young, LLP.

Mr. Wagner serves on the boards of several private entities, including Knighthead Annuity & Life Assurance Company as Chairman, and on the Board of Trustees of Villanova University, the National Advisory Board for Youth Inc., and the National Leadership Council for the Navy SEAL Foundation.

In determining to nominate Mr. Wagner for election, our Board and Governance Committee considered Mr. Wagner’s knowledge of distressed businesses and restructurings and his significant financial and strategic expertise.

Vincent J. Intrieri, 65

Mr. Intrieri has served as a director of the Company since June 2016. Mr. Intrieri was reappointed to the Board in connection with the Plan of Reorganization.

Mr. Intrieri is Chief Executive Officer and founder of VDA Capital Management LLC, a private investment fund founded in 2017. Mr. Intrieri was previously employed by Icahn-related entities from 1998 to 2016 in various investment-related capacities, including most recently as Senior Managing Director of Icahn Capital LP from 2008 to 2016, and as Senior Managing Director of Icahn Offshore LP from 2004 to 2016. Prior to that, Mr. Intrieri was a partner at Arthur Andersen LLP.

Mr. Intrieri has served as a director of Transocean Ltd. since 2014. Mr. Intrieri served as a director of Navistar International Corporation from 2012 to 2021, Energen Corporation during 2018, and Conduent Incorporated from 2017 to 2018. Mr. Intrieri served as a director of numerous other publicly traded companies prior to 2017, including Chesapeake Energy Corporation, CVR Refining, LP, Forest Laboratories, Inc., CVR Energy, Inc. and Federal-Mogul Corporation.

In determining to nominate Mr. Intrieri, our Board and Governance Committee considered Mr. Intrieri’s significant experience and expertise in finance and accounting, international operations, strategy and public company governance.

Incumbent Directors – Term Expiring 2023 (Class II)

Jennifer Feikin, 54

Ms. Feikin has served as a director of the Company since July 2021.

Ms. Feikin has been an independent business advisor, advising non-profits, start-up companies and large media companies, since 2007. Ms. Feikin has been a mutual fund board member, serving on the boards of directors of Capital Group Private Client Services Funds, Capital Group U.S. Equity Fund, American Funds International Vantage Fund, American Funds Global Insight Fund, and Emerging Markets Growth Fund since 2019, and of Capital Group Exchange Traded Funds since inception in 2021. Ms. Feikin previously served as Director of Video and Multimedia Search Partnerships at Google, Inc. (now Alphabet, Inc.), and prior to that held various roles at AOL Time Warner, 20th Century Fox and Fox Searchlight, Morgan Creek Productions and McKinsey & Company.  Ms. Feikin currently serves on the Board of Trustees of The Nature Conservancy of Utah.

Election of Directors (Proposal 1)

We believe that Ms. Feikin is qualified to serve as a member of our Board because of her expertise in digital technology, innovation and consumer development as well as her experience in strategic development and business affairs.

Mark Fields, 61

Mr. Fields has served as a director of the Company since June 2021. He previously served as Interim Chief Executive Officer (the “Interim CEO”) of the Company from October 2021 to February 2022. Mr. Fields was appointed to the Board in connection with the Plan of Reorganization.

Mr. Fields currently also serves as Senior Advisor at TPG Capital LP, a role he has held since 2017. He previously served as President and Chief Executive Officer of Ford Motor Company from 2014 to 2017. Mr. Fields joined Ford in 1989 and held various senior leadership roles throughout his tenure, including Chief Operating Officer, Executive Vice President & President of the Americas, Executive Vice President and Chief Executive Officer of the Premier Automotive Group and Ford Europe, Chairman and Chief Executive Officer of the Premier Automotive Group, and President and Chief Executive Officer of Mazda Motor Corporation, where he also served as a director.

Mr. Fields has served as a director of Qualcomm, Incorporated since 2018 and of TPG Pace Beneficial II Corp. since 2021. Mr. Fields served as a director of TPG Pace Solutions Corp. in 2021, as a director of Ford Motor Company from 2014 to 2017, and as a director of IBM from 2016 to 2018. In addition to his public company directorships, Mr. Fields serves as Lead Independent Director of Tanium, a cybersecurity and systems management company, and as Chairman of CLEAResult, a provider of emission-reducing energy solutions.

We believe that Mr. Fields is qualified to serve on our Board because of his expertise in the automotive industry, his extensive experience as a senior executive at a large, multinational company and his experience on public company boards.

Evelina Vougessis Machas, 51

Ms. Vougessis Machas has served as a director of the Company since September 2021.

Ms. Vougessis Machas is co-founder and Chief Executive Officer of Moneikos Global Asset Management S.A.M., an independent asset management company founded in 2014. Ms. Vougessis Machas is also the co-founder of MaxInvest Holdings, a single-family office that invests in startups and early-stage companies. Prior to founding Moneikos, Ms. Vougessis Machas served as Investor Relations and Strategy Director at Marfin Popular Bank Group and Marfin Investment Group, as well as Investor Relations Manager at Commercial Bank of Greece, a subsidiary of Credit Agricole Bank of France, and began her career as a research analyst at ABN AMRO Equities London.

We believe that Ms. Vougessis Machas is qualified to serve on our Board because of her significant experience in the European financial sector and expertise in leading corporate transformations.

Election of Directors (Proposal 1)

Incumbent Directors – Term Expiring 2024 (Class III)

Colin Farmer, 48

Mr. Farmer has served as a director of the Company since June 2021. Mr. Farmer was appointed to the Board in connection with the Plan of Reorganization.

Mr. Farmer has served as Senior Managing Director and the Head of the Management Committee of Certares Management LLC since 2014, and also serves on its Investment Committee. Mr. Farmer also serves on the boards of several private companies, including Internova Travel Group, AmaWaterways, Guardian Alarm, Mystic Invest, Avoya Travel and Certares Holdings. Prior to joining Certares, Mr. Farmer was Managing Director of One Equity Partners and, prior to that, a Principal at Harvest Partners. Mr. Farmer began his career as an analyst at Robertson Stephens & Company.

We believe that Mr. Farmer is qualified to serve on our Board because of his expertise in capital markets and financial matters.

Andrew Shannahan, 41

Mr. Shannahan has served as a director of the Company since June 2021. Mr. Shannahan was appointed to the Board in connection with the Plan of Reorganization.

Mr. Shannahan has been Head of Research and Partner at Knighthead since 2008, and serves as a member of the Investment Committee of certain funds managed by Knighthead. Prior to that, Mr. Shannahan served as a research analyst at Litespeed Partners, an event-driven hedge fund. Mr. Shannahan has served on the board of Homer City Generating since 2019.

We believe that Mr. Shannahan is qualified to serve on our Board because of his expertise in complex investment opportunities, finance and capital markets matters.

Stephen M. Scherr, 57

Mr. Scherr has served as Chief Executive Officer and a director of the Company since February 2022.

Mr. Scherr was previously employed by The Goldman Sachs Group, Inc. (“Goldman Sachs”), a leading global financial institution, for more than 28 years. Most recently, he served as Chief Financial Officer of Goldman Sachs from November 2018 through December 2021. Prior to serving in that role, Mr. Scherr was the Chief Executive Officer of Goldman Sachs Bank USA and was head of Goldman Sachs’s Consumer and Commercial Banking Division from July 2016 to October 2018.

We believe that Mr. Scherr is qualified to serve on our Board because of his extensive leadership and management experience and his expertise in finance.

Corporate Governance

CORPORATE GOVERNANCE

Our business is managed under the direction of our Board. Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that promote responsible oversight of management.

Director Independence

Our Corporate Governance Guidelines require that the Board be composed of a majority of “independent” directors, as defined under the applicable rules of The Nasdaq Stock Market (the “Nasdaq Rules”). The independence definition under Nasdaq Rules includes a series of objective tests. In addition to meeting these standards, no director will be deemed independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the director’s responsibilities.

In accordance with Nasdaq Rules, the Board undertook its annual review of director independence and has affirmatively determined that, with the exception of Mr. Scherr, our Chief Executive Officer (“CEO”), each of our current directors (Michael Gregory O’Hara, Mark Fields, Thomas Wagner, Colin Farmer, Andrew Shannahan, Vincent J. Intrieri, Jennifer Feikin and Evelina Vougessis Machas) is, and each former non-employee director who served on the Board during fiscal year 2021 (Henry R. Keizer, David A. Barnes, SungHwan Cho, Daniel A. Ninivaggi, Kevin M. Sheehan, Anindita Mukherjee and Christopher Lahoud) was, during the period he or she served on the Board during fiscal year 2021, an “independent” director within the meaning of Nasdaq Rule 5605(a)(2).

In determining Mr. Fields’ independence, the Board considered his prior service as Interim CEO from October 5, 2021 until February 28, 2022 (which was less than one year) and his compensation for such service (which vested or was earned not later than the date his employment ended) and determined that such service and compensation would not interfere with Mr. Fields’ exercise of independent judgment in carrying out his responsibilities as a director.

Additionally, the Board has affirmatively determined that each member of the Audit Committee meets the heightened independence requirements for audit committee membership under applicable Nasdaq Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and each member of the Compensation Committee meets the heightened independence requirements for compensation committee membership under Nasdaq Rules and Rule 10C-1(b)(1) under the Exchange Act. See “Corporate Governance — Roles and Responsibilities of the Board Committees” for specific independence requirements for members of committees of the Board.

Pursuant to our Corporate Governance Guidelines, any director whose affiliation or position of principal employment changes substantially after election to the Board, or any independent director who ceases to qualify as independent after election to the Board, is expected to offer to submit a resignation as a director promptly for consideration by the Board.

Board Evaluation Process

The Governance Committee of our Board leads the Board in an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance Committee is responsible for oversight of the evaluation process and reports on the process and the results of evaluations to the Board.

In addition, each committee of the Board conducts annual evaluations of its own performance and reports to the Board on such evaluation. The Governance Committee reviews the evaluations prepared by each Board committee of such committee’s performance and determines whether to propose any changes to the Board.

Corporate Governance

Director Orientation and Education

New directors are provided with orientation materials to familiarize them with the Company and its business. Our directors are provided continuing education opportunities with the objective of maintaining or enhancing their skills and abilities as directors, including additional educational sessions, as appropriate, coordinated by management on emerging corporate governance issues and matters that are relevant to the Company and its business.

Board Meetings, Committees and Membership

Our Board held a total number of 27 meetings in 2021. Each of our incumbent directors attended 75% or more of the aggregate of the total number of (i) meetings our Board (held during the period for which he or she was a director) and (ii) meetings held by all committees of our Board on which he or she served (during the period for which he or she served). Directors are encouraged and expected, but not required, to attend each annual meeting of stockholders.

Our Board’s three standing committees are the Audit Committee, Compensation Committee and Governance Committee (which was known as the Nominating and Governance Committee prior to the Effective Date). Each committee has a written charter and each charter is available on our website at ir.hertz.com/about/committee-composition. The Board previously had a Finance Committee and a Technology Committee. The primary responsibilities of the Finance Committee under its charter were to oversee capital markets and financing plans, dividend policy and share repurchase strategy, derivative transactions and other financing considerations of the Company. The Technology Committee’s primary responsibilities under its charter generally included the oversight of evaluation and monitoring of technology-related strategies, systems and effectiveness. The Finance Committee and the Technology Committee were both disbanded in connection with the Company’s emergence from bankruptcy proceedings, and their responsibilities were assumed by the Audit Committee or reverted back to the full Board.

The following table sets forth the current composition of the Board’s committees. All members of our Board’s committees meet the applicable independence standards under our Governance Guidelines, the Nasdaq Rules, and the rules and regulations of the Securities Exchange Commissions (the “SEC”), as applicable. The numbers of meetings reflected in the table include all meetings of such committees during the year, including meetings prior to the Effective Date.

Audit Committee

Members: Vincent J. Intrieri (Chair), Jennifer Feikin, Evelina Vougessis Machas

Met 15 times in 2021

Primary Responsibilities:

●	Oversees our accounting, financial and external reporting policies and practices, as well as the integrity of our financial statements and the effectiveness of our systems of internal controls and prepares the Audit Committee Report included in our proxy statement.

●	Monitors the independence, qualifications and performance of our independent registered public accounting firm.

●	Oversees the performance of our internal audit function, the management information systems and operational policies and practices that affect our internal controls.

●	Monitors our compliance with legal and regulatory requirements.

●	Oversees treasury and finance matters.

Corporate Governance

●	Oversees our enterprise-wide risk management process, including cybersecurity risks and other technology risks.

Financial Expertise and Financial Literacy of Audit Committee Members

The Board determined that each of Mr. Intrieri and Ms. Vougessis Machas satisfies the SEC’s criteria for “audit committee financial experts.” Additionally, the Board determined that each member has the financial sophistication as required by the rules of the Nasdaq Rules.

Compensation Committee

Members: Colin Farmer (Chair), Thomas Wagner

Met 10 times in 2021

Primary Responsibilities:

●	Develops and oversees our compensation and benefit policies and programs, generally.

●	Evaluates the performance of the CEO as related to all elements of his or her compensation, as well as the performance of our senior management group.

●	Reviews and approves or recommends to our Board the annual salary, bonus, short-term compensation and equity award grants under our incentive plans, benefits and other compensation components for our CEO and senior management group.

●	Prepares a Compensation Committee Report on executive compensation required for inclusion in our proxy statement.

●	Reviews our management succession plan.

●	Reviews and recommends to our Board the compensation paid to our directors.

●	Reviews compliance with our Stock Ownership Guidelines applicable to senior management and non-employee directors.

Governance Committee

Members: Michael Gregory O’Hara (Chair), Colin Farmer, Andrew Shannahan, Thomas Wagner

Met 5 times in 2021

Primary Responsibilities:

●	Reviews the size, structure, composition and functioning of our Board and its committees to determine whether it may be appropriate to add or remove individuals.

●	Assists our Board in identifying qualified candidates for membership on the Board and recommending nominees for approval by our Board.

●	Reviews and evaluates directors for re-nomination to the Board and re-appointment to committees.

●	Reviews and assesses the adequacy of our Corporate Governance Guidelines, Standards of Business Conduct and other corporate governance-related documents.

●	Reviews and oversees director orientation and continuing education, corporate social responsibility strategy and performance, director.

●	Leads our Board in a self-evaluation to determine whether it and its committees are functioning effectively.

Corporate Governance

Risk Oversight

Our Board and Committees. Our Board works with management to set the short-term and long-term strategic objectives of the Company and to monitor progress on those objectives. In setting and monitoring strategy, the Board, along with management, considers the risks and opportunities that impact the long-term sustainability of the Company’s business model and whether the strategy is consistent with the Company’s risk tolerance. The Board regularly reviews the Company’s progress with respect to its strategic goals, the risks that could impact the long-term sustainability of our business and the related opportunities that could enhance the Company’s long-term sustainability. The Board oversees these efforts in part through its various committees based on each committee’s responsibilities and expertise.

The Audit Committee generally oversees the Company’s enterprise risk management processes, with focuses on financial risk, including internal controls, cybersecurity risk and other technology risks to our business. As described below in “Compensation Discussion and Analysis”, the Compensation Committee strives to create compensation incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. The Governance Committee oversees risks related to corporate governance matters, including succession planning and director independence.

The Company’s management is responsible for the day-to-day conduct of our businesses and operations, including management of risks the Company faces. To fulfill this responsibility, our management has established an enterprise risk management (“ERM”) program. The program is designed to identify and facilitate the appropriate management of significant risks facing the Company as well as the approaches to addressing risks. The Company has established a Risk Operating Committee (ROC), facilitated by the Chief Audit Executive and Chief Compliance Officer, that works with the Company’s Risk Management Committee (RMC) to assist in the identification, assessment and management of risks. The RMC consists of members of the executive management team and provides the Board with regular updates about the risk management practices of The Hertz Corporation, our primary operating company (“THC”), while also providing leadership and direction to the ROC.  In addition, the Risk Management Committee updates the Board annually on its activities, including the latest risk assessment results.

Stockholder Communications with the Board

Stockholders and other interested parties who wish to contact our directors may send written correspondence to Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928, Attention: Secretary. Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Secretary and then distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom they are addressed. Items that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as: business solicitations or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job-related inquiries; or spam and overtly hostile, threatening, potentially illegal or similarly unsuitable communications.

Board Refreshment

The Board believes in the importance of maintaining an appropriate balance of tenure, turnover, diversity, skills and experience. The Board appointed Ms. Feikin in July 2021, and Ms. Vougessis Machas in September 2021, increasing the Board’s gender diversity and broadening the depth and breadth of the skills and experiences the directors bring to the Board. The average tenure of our directors is less than two years and the average age of our directors is 54.

The Board does not have a limit on the number of years that a director may serve on the Board. Our Board consists of three classes, each with a three-year term, and there is no limit on the number of terms our directors may serve. The Board believes that, rather than being bound by a strict term limit, the Governance Committee should evaluate the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term. Additionally, continuity of service can provide stability and valuable insight to the Board. Absent a waiver by the Board, no director should be nominated to serve as a director after that person has reached the age of 76.

Corporate Governance

Policy on Diversity

Our Corporate Governance Guidelines specify that the Governance Committee considers several factors, including diversity, when evaluating or conducting searches for directors. The Governance Committee interprets diversity broadly to include a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding, as well as other differentiating characteristics, including race, ethnicity and gender. As stated in our Corporate Governance Guidelines, the Board is committed to actively seeking out female and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each director search the Board undertakes.

The table below provides additional information regarding our directors’ self-identified gender and demographic background in accordance with Nasdaq Rules.

Board Diversity Matrix (as of March 25, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Director Search

In identifying prospective director candidates for the Board, the Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Governance Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Governance Committee and the Board utilize the same criteria for evaluating candidates regardless of the source of the referral.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide a framework for the governance of the Company. The Corporate Governance Guidelines contain, among other matters, criteria for the Governance Committee to determine director qualifications, policies regarding director independence, the generally applicable retirement age for directors, simultaneous service on other boards and substantial changes relating to a director’s affiliation or position of principal employment. The guidelines also establish responsibilities for meeting preparation and participation and regularly scheduled executive sessions of only independent directors. Copies of our Corporate Governance Guidelines are available without charge on the “Investor Relations” portion of our website at ir.hertz.com/about/corporate-governance.

Corporate Governance

Our Board Leadership

As indicated in our Corporate Governance Guidelines, the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairperson and CEO in a manner that is in the best interests of our Company. The Board believes that the decision as to who should serve as Chairperson and CEO, and whether the offices should be combined or separate, should be assessed periodically by the Board and that the Board should not be constrained by a rigid policy mandating the structure of such positions. The Board currently believes that the most effective and efficient leadership structure for our Company is for Mr. Scherr to serve as CEO while Mr. O’Hara serves as Chairperson of our Board.

The Board believes that the current leadership structure is appropriate, benefits the Company by delineating separate roles of management and oversight over management and is recognized as a best practice for corporate governance. Our CEO and management team provide the daily leadership for our Company, and the Board, along with the Chairperson, provides oversight and evaluates the performance of management. The Chairperson, in consultation with the CEO, has responsibility for chairing and determining the length and frequency of Board meetings as well as setting the agenda for such meetings.

Non-employee members of the Board meet at regularly scheduled executive sessions without management. Executive sessions of the Board are chaired by the Chairperson. Each of the committees also meets regularly in executive session without management, and the committee chair presides at the executive sessions.

Certain Relationships and Related Person Transactions

Related Person Transaction Policy and Procedures. The Board has adopted a written Related Person Transaction Policy and Procedures (the “RPT Policy”) to assist it in reviewing and approving (or ratifying, if advance approval is not feasible) transactions involving directors, executive officers, director nominees, persons known to the Company to be the beneficial owner of more than 5% of the Company’s voting securities, and immediate family members of the foregoing (each, a “related person”).

For purposes of the RPT Policy, a “related person transaction” has the same meaning given to such term under the Exchange Act, which generally is a transaction, arrangement or relationship in which:

●	the Company was or is to be a participant;

●	the amount involved exceeds $120,000; and

●	any related person had or will have a direct or indirect material interest.

In reviewing a proposed related person transaction, the Audit Committee (or such other disinterested members of a Board committee or the Board, as applicable) will consider all of the relevant facts and circumstances it deems appropriate or necessary, including the material terms, relationships involved and rationale for the Company to enter into such transaction. If the related person transaction involves a non-employee director or nominee, the committee will consider whether such transaction would compromise such director’s status as (i) an independent director under applicable Nasdaq Rules; (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act; or (iii) an independent director under Rule 10A-3 or Rule 10C-1 of the Exchange Act. In addition, a related person transaction should not be approved or ratified unless, after considering all relevant information, the committee reviewing the transaction has determined in good faith that the transaction is in, or is not inconsistent with, the best interests of the Company.

Related Person Transactions in Connection with Emergence from Bankruptcy. In connection with our bankruptcy proceedings and emergence from bankruptcy, we entered into certain agreements with Knighthead, Certares and CK Amarillo. These agreements, described below, were approved by the bankruptcy court, rather than pursuant to the RPT Policy.

Corporate Governance

Registration Rights Agreement. In June 2021, in connection with the Company’s emergence from bankruptcy, the Company entered into a Registration Rights Agreement with certain stockholders, including CK Amarillo. The Registration Rights Agreement entitles CK Amarillo to certain demand and “piggy back” registration rights with respect to the shares of common stock of the Company it holds. In addition, the Company is required to file and maintain a registration statement covering the shares beneficially owned by CK Amarillo and will be responsible for all registration fees and expenses relating to such registration.

Equity Purchase and Commitment Agreement. In May 2021, the Company, THC and certain of their direct and indirect subsidiaries entered into an Equity Purchase and Commitment Agreement (the “EPCA”) with, among others, CK Amarillo. The EPCA provided, among other matters with non-related persons, for the purchase or otherwise syndication of $2.781 billion in common stock by CK Amarillo and others. In addition, CK Amarillo, along with certain other parties, agreed to backstop the rights offering contemplated by our proposed plan of reorganization totaling $1.635 billion of common stock.

Additional Transactions. Affiliates of the Company are party to agreements with GBT Travel Services UK Limited (dba American Express Global Business Travel) or its affiliates (collectively, “Amex GBT”).  Amex GBT is partially owned by Certares, and Mr. O’Hara, our Chairperson, also serves as its Executive Chairperson. Pursuant to these agreements, Amex GBT offers our vehicle rentals through its travel service platform, and in return, we pay Amex GBT certain fees based on the resulting revenue from those rentals.  During fiscal year 2021, the revenue generated pursuant to the agreements accounted for less than 2% of our consolidated gross revenues. At the time these agreements were entered into, they were not considered related person transactions under the RPT Policy and therefore, approval under the RPT Policy was neither required nor obtained.

Other Relationships. In connection with its vehicle rental businesses, the Company enters into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, the Company also procures goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with members of the Company’s Board. In addition, the Company has relationships and agreements with travel industry participants that may be partially owned by our Sponsors. These travel industry relationships typically include our payment of fees based on a percentage of revenues we receive for rentals made through those parties and bonus payments for reaching certain milestones. The Company believes that all such rental, procurement and referral transactions involved terms no less favorable to the Company than those that it believes would have been obtained in the absence of such affiliation.

Indemnification Agreements

The Company is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement, which are also provided under the Company’s Bylaws.

Compliance and Standards of Business Conduct

Compliance. We maintain a robust compliance program that fosters a strong culture of ethics and integrity.  With the support and commitment of management, our positive “tone at the top” helps maintain compliance as the foundation of all we do.  The core components of our compliance program include: a compliance training curriculum (both online and in-person) to ensure employee awareness and understanding of relevant protocols; policies and procedures that provide substantive direction and practical guidance to reduce non-compliance; third-party due diligence to effectively vet and monitor our relationships with suppliers, vendors, franchisees, licensees and other brand partners; hotline monitoring and internal investigations to accommodate those who want to raise concerns or allegations and to properly address potential issues of misconduct; enterprise risk management (in collaboration between the Compliance and Internal Audit departments) to allow for informed decision-making about business needs and risk tolerance; and frequent messaging through a variety of channels to promote our compliance initiatives.  In addition to the full-time personnel in our Compliance department, we also have 40 employees (globally) who have been designated as “Compliance Ambassadors” to assist in ensuring that compliance and ethics are embedded throughout our business.

Corporate Governance

Standards of Business Conduct. We have also adopted Standards of Business Conduct (our “Code”), which applies to all employees, officers and directors of the Company and its subsidiaries. The Code is designed to help resolve ethical issues in an increasingly complex global business environment and covers topics such as conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, compliance procedures, employee complaint procedures, and anti-money laundering. Copies of our Standards of Business Conduct are available without charge on the “Investor Relations” portion of our website at ir.hertz.com/about/corporate-governance.

Corporate Responsibility

We recognize our influence and are committed to do the right thing, the right way, every time – for our employees and customers, as well as our communities and our planet. Delivering on this responsibility is a never-ending journey – one that we’re proud to be on. We are committed to managing our businesses ethically and responsibly as we believe doing so enables us to realize the continuous improvement, sustainable innovation and enhanced business performance that are critical to our success.

Our People and Communities

At the heart of our Company is our people. Our employees help drive our progress, innovation and success. We strive to empower our employees so they can build trust with our customers and the communities we serve around the world. Attracting and retaining top talent is more than a measure of our business success; it is a measure of who we are and what we value. In addition, we engage with our communities, and, through our global charitable giving and volunteer program, we are committed to making a positive difference in the areas where we work, live and serve.

Diversity. We are committed to championing and preserving a culture of diversity and inclusion. We believe the varied perspectives, experiences, skills and talents of our employees represent a significant part of our culture – as well as our success and reputation as a company.

As a global business, we have a firm commitment to equal opportunity, non-discrimination and anti-harassment. In addition, we adhere to all relevant laws and mandatory reporting requirements. We are proud to have a diverse workforce reflective of our customers, suppliers, communities and investors around the world, and are committed to a journey that gives growth and opportunities throughout our organization. We embrace and encourage our employees’ differences in age, race, religion, disability, ethnicity, sexual orientation and other characteristics that make our employees unique.

At every level, we are committed to developing policies, practices and ways of working that support diversity and inclusion, and aim to create a workplace where everyone feels respected and heard.

Employee Benefits. Our people are our greatest asset and we strive to have a constant focus and attention on matters concerning our employees including retention and professional development as well as employees’ physical, emotional and financial well-being. We are committed to an inclusive workplace around the globe that champions equality, values different backgrounds and celebrates individuality. We regularly assess our benefits and program offerings to provide a compelling and comprehensive portfolio, which currently includes:

●	Competitive salaries and wages;

●	Retirement savings with a 401(k) Plan and an employer match, up to a certain percentage;

Corporate Governance

●	Comprehensive health insurance, including medical, dental and vision plans for employees and their dependents;

●	Employer provided life insurance with no cost to employees;

●	No-cost employee assistance program, providing confidential counseling to help employees and their families dealing with hardships;

●	Paid parental leave;

●	Free health screenings and programs for tobacco cessation, weight management and wellness coaching;

●	Employee referral program;

●	Employee and family rental car and car sales discounts;

●	Employee tuition reimbursement program;

●	Employee relief fund that provides immediate, short-term financial assistance to North America employees through employee contributions and company match to assist employees dealing with natural disasters;

●	Training and development opportunities; and

●	Employee resource groups.

Communities. We believe community involvement is critical to operating as a responsible business and we have a long-standing commitment to our communities. That’s why we are committed to creating stronger, healthier places to live and work, whether through corporate philanthropy, employee giving or volunteerism.

The Environment

We are committed to reducing the impact our operations have on the environment and the communities we operate in through sustainable business practices, strategic decision-making, community partnerships and smart investments in future technologies, and in 2021, announced our plans to position us to be a leader in the future mobility ecosystem.

Climate Performance. We recognize the importance of reducing our greenhouse gas (“GHG”) emissions as both a climate and business imperative. We recently committed to setting GHG emissions reduction goals through the Science Based Target initiative (“SBTi”). We are committed to being at the center of the modern mobility ecosystem and believe our planned investments in EVs and charging infrastructure will enhance the sustainability of our operations.

Fuel Efficient Fleet. In 2021, we made a commitment to position ourselves at the center of modern mobility and entered into new and expanded relationships around EV and technology. We are also investing in new EV infrastructure across our global operations by installing a combination of Level 2 and Level 3 DC fast chargers throughout our network. We also entered into a partnership with Uber to provide EVs to drivers using the Uber network that can further accelerate the adoption of EVs.

We partner with our corporate customers to create personalized travel programs aimed at reducing carbon emissions and fuel costs associated with their vehicle rentals, including access to a program through a leading third-party administrator for purchase of related carbon offsets. Additionally, we offer customization to help our corporate customers reduce fuel costs and expand their employees’ use of low- and zero-emission vehicles.

We also are the exclusive rental car member of the Corporate Electric Vehicle Alliance, a consortium of companies focused on accelerating the transition to EVs.

Corporate Governance

Waste Reduction and Recycling. We work to integrate environmental sustainability across our operations, from our car washes to the way we build our rental locations. Resource conservation and waste reduction is at the forefront of that integration. We are committed to waste reduction across our global footprint. Recycling efforts include, but are not limited to, recycling used oils and solvents, tires, batteries, information technology equipment and general mixed materials.

Facilities and Construction. We seek to maximize energy and water efficiency at our facilities and rely on renewable energy at an increasing number of locations. We incorporate sustainable design and construction practices based on Leadership in Energy and Environmental Design (“LEED”) standards. LEED is administered by the U.S. Green Building Council and is the most widely used and respected green building rating system. Our world headquarters in Estero, Florida is LEED Gold® certified, and we have six additional rental locations in Estero, St. Louis, Charlotte, Denver, Dulles and Newark airports that are LEED certified. In addition to LEED, ISO 14001 sets environmental management standards and certifies facilities to those standards. Our Hertz European Service Center (“HESC”) in Dublin, Ireland and our Heathrow International Airport location have achieved and maintain ISO 14001 certifications. HESC also holds and maintains ISO 45001 certification demonstrating the facility meets criteria to improve employee safety and reduce workplace risks. Both LEED and ISO standards enhance the health and comfort of building occupants, improve overall building performance and deliver cost savings. We are committed to reducing the impact our operations have on the environment and the communities we operate in through sustainable business practices, strategic decision-making, community partnerships and smart investments in future technologies.

In addition to incorporating leading standards into our buildings, we also strive to include on-site renewables consisting of solar photovoltaic systems at seven locations, which decreases our carbon footprint while lowering utility costs.

Our Business

Governance. We are committed to ensuring appropriate oversight and accountability of Corporate Responsibility. Our Corporate Responsibility Executive Steering Council (the “Council”) is responsible for establishing environmental, social and governance (“ESG”) key performance indicators and their integration into our business which is expected to commence in 2022. The Council reports to the Board’s Governance Committee and its subcommittees and working groups set and implement policies and projects that move the needle on company-wide ESG goals.

Ethics. We are committed to operating in compliance with all applicable laws and maintaining the highest standards of ethical conduct. Our expectations may be high, but they are clear. Integrity is essential to every aspect of our business, both in policy and practice. Our Standards of Business Conduct informs when we should ask for further direction to support a policy or procedure and provides information, guidance and references covering a range of topics.

Supplier Diversity. We recognize that supporting diversity goes beyond our internal policies and practices, and we seek to build sustainable relationships with suppliers who integrate diversity into their own hiring processes and supply chain. Through our Supplier Diversity Program, we are committed to the equal and fair treatment of all suppliers. We aim to provide minority-owned, woman-owned and other socially or economically disadvantaged small businesses who perform at high levels the opportunity to compete to deliver products and services that support our brands.

As a long-standing member of the National Minority Supplier Development Council, the Women’s Business Enterprise National Council and the Airport Minority Advisory Council, we actively seek to do business with suppliers who are certified by such councils that recognize women and minorities.

Corporate Governance

Through these efforts, we seek to emphasize and ensure a supplier representation that fully reflects the customers and communities we serve. We believe that leveraging the global diversity of our workforce and supplier relations will enable us to address the local needs of the communities in which we live and work around the world

Data Protection. We are committed to operating in compliance with all applicable privacy and data security laws. We have standards and policies in place to ensure the proper handling, use and storage of customer and employee information, including privacy protection, maintenance of data integrity and security. In addition, our employees participate in mandatory training and ongoing engagement that ensures our entire team is on the same page regarding compliance with our policies and practices.

Director Compensation

2021 DIRECTOR COMPENSATION

In August 2021, upon the recommendation of our Compensation Committee, our Board adopted an update to the Hertz Global Holdings, Inc. Directors Compensation Policy (the “Directors Compensation Policy”), pursuant to which eligible non-employee directors are to be compensated for their service on the Board as described below. Directors who are current employees of the Company receive no additional compensation for serving as directors.

Determination of Non-Employee Director Compensation

The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding director compensation. When determining compensation, our Compensation Committee considers market data and input from its compensation consultant regarding market practices for director compensation. The Compensation Committee aims to set director compensation levels at or near the market median relative to directors at companies in the same peer group that is used for executive compensation, which includes our direct public competitor and companies that bear substantial similarities to our business model and with which we compete for talent, and are comparable to us based on revenues and market capitalization of comparable size, industry and scope of operations. Providing a competitive compensation package is important because it enables us to attract and retain highly qualified directors who are critical to our long-term success.

Annual Non-Employee Director Compensation

Pursuant to our Directors Compensation Policy, each eligible non-employee director receives an annual retainer of $260,000 for serving as a member of our Board, which is payable $100,000 in cash and $160,000 in restricted stock units (“RSUs”). For fiscal year 2021, the number of such RSUs granted to each director was determined by dividing $160,000 by the closing price of the common stock on the later of (i) August 16, 2021, the date of adoption of the Directors Compensation Policy and (ii) such director’s date of appointment. Additionally, eligible non-employee directors serving as committee chairs are entitled to the following additional annual fees for such service, which are paid in cash:

Audit Committee Chair	$50,000
Compensation Committee Chair	$25,000
Nominating and Governance Committee Chair	$15,000

Pursuant to the Directors Compensation Policy, any directors associated with Certares, Knighthead or any other firm that acted as a sponsor in the bankruptcy proceedings receive $1 annually for serving as a member of our Board or as chair of a committee in lieu of the compensation described above.

Cash fees for Board and committee service are payable quarterly in arrears. Amounts are prorated for any eligible non-employee director who does not serve for the entire quarter. A director may elect to receive, in lieu of such quarterly cash fees, fully vested shares of our common stock having an equivalent fair market value on the date the cash compensation is payable. In addition, directors may elect to defer receipt, on a tax-deferred basis, of such fully vested shares and/or the equity portion of the annual retainer. Any director electing to receive such deferred awards will receive actual shares of our common stock in settlement promptly following the date such director ceases to serve on our Board (other than a removal for cause), or, if earlier, upon a change in control of the Company.

Eligible directors will be granted the equity portion of the annual retainer following each year’s annual meeting of stockholders (in the case of the 2021 award, such award was granted in November 2021), and such award will vest on the earlier of the business day immediately preceding the Company’s next annual meeting and the date on which the director ceases to serve on our Board (other than a removal for cause). Our non-employee directors are subject to stock ownership requirements as discussed below.

Director Compensation

We also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors are issued Hertz #1 Club Platinum cards and are entitled to free worldwide car rentals through the Company pursuant to the Director Car Rental Program. Under the Director Car Rental Program, non-employee directors who serve on the Board for five years, or as otherwise determined by the Board, will be eligible for Hertz #1 Club Platinum Card status and free worldwide car rentals up to a maximum of 90 days each year for fifteen years after his or her retirement. Non-employee directors are also entitled to participate in any of the Company’s Special Edition vehicle programs, pursuant to which they may purchase a Special Edition vehicle from the Company at cost so long as the director agrees not to sell such vehicle until the expiration of the 24 month period following the contractual hold period mandated by the vehicle manufacturer.

The table below summarizes the compensation paid to our non-employee directors for fiscal year 2021.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	All Other Compensation(4) ($)	Total ($)
Michael Gregory O’Hara	$ 1	$ —	$ —	$ 1
Thomas Wagner	1	—	456	457
Colin Farmer	1	—	1,141	1,142
Andrew Shannahan	1	—	849	850
Vincent J. Intrieri(5)	231,325	262,511	1,727	495,563
Jennifer Feikin	42,391	262,511	1,041	305,943
Evelina Vougessis Machas	25,000	214,175	656	239,831
Henry R. Keizer(5)	274,438	—	—	274,438
David A. Barnes(5)	171,524	—	—	171,524
SungHwan Cho(5)	163,356	—	—	163,356
Chris Lahoud(6)	1	—	—	1
Daniel A. Ninivaggi(5)	198,158	—	2,646	200,804
Kevin M. Sheehan(5)	164,990	—	—	164,990
Anindita Mukherjee(5)	166,623	—	—	166,623

(1)	All compensation is for services rendered as directors for service on the Company’s Board, including annual retainer fees and committee chair fees (whether payable in cash or in shares of common stock) as set forth above. Ms. Feikin and Ms. Vougessis Machas elected to receive 100% of fees that would otherwise be payable in cash in the form of phantom shares. For the year ended December 31, 2021, Ms. Feikin was issued 1,891 phantom shares and Ms. Vougessis Machas was issued 1,001 phantom shares.

(2)	The values disclosed are the aggregate grant date fair values of 10,031 RSUs granted to Mr. Intrieri and Ms. Feikin and 8,184 RSUs granted to Ms. Vougessis Machas on November 9, 2021. The number of RSUs granted was determined by dividing $160,000 by the closing price of the common stock on the later of (i) August 16, 2021, the date of adoption of the Directors Compensation Policy and (ii) such director’s date of appointment (which for Mr. Intrieri and Ms. Feikin was $15.95, the closing price on August 16, 2021, and for Ms. Vougessis Machas was $19.55, the closing price on September 30, 2021). The grant date fair value was computed pursuant to FASB ASC Topic 718 as of November 9, 2021. Assumptions used in the calculation of these amounts are included in Note 8 entitled “Stock-Based Compensation” in the notes to our consolidated financial statements included in the 2021 Annual Report. The RSUs granted to each director in 2021 will vest in full on the earlier of the business day immediately preceding the Company’s 2022 annual meeting of stockholders and the date on which the director ceases to serve on our Board, subject to any deferral as described above.

(3)	The following table provides a summary of the aggregate number of unvested RSUs outstanding and vested deferred awards for each of our non-employee directors as of December 31, 2021.

Director Compensation

Name	Unvested RSUs Outstanding (#)	Vested Deferred Awards (#)
Michael Gregory O’Hara	0	0
Thomas Wagner	0	0
Colin Farmer	0	0
Andrew Shannahan	0	0
Vincent J. Intrieri	10,031	0
Jennifer Feikin	10,031	1,891
Evelina Vougessis Machas	8,184	1,001
Henry R. Keizer	0	0
David A. Barnes	0	0
SungHwan Cho	0	0
Chris Lahoud	0	0
Daniel A. Ninivaggi	0	0
Kevin M. Sheehan	0	0
Anindita Mukherjee	0	0

(4)	Value of free car rentals under the Company’s Director Car Rental Program.

(5)	Mr. Intrieri served as a member of the Board during the entirety of fiscal year 2021. Mr. Barnes, Mr. Cho, Mr. Keizer, Ms. Mukherjee, Mr. Ninivaggi and Mr. Sheehan ceased serving as members of the Board on June 30, 2021 in accordance with the Plan of Reorganization. Pursuant to the director compensation policy in place between January 1, 2021 and the Company’s emergence from bankruptcy, director compensation consisted of an annual retainer of $210,000, all of which was determined to be paid in cash in 2021. Additionally, the Chair of the Board received an additional fee of $150,000; the Chair of the Audit Committee received an additional fee of $35,000 and members of the Audit Committee received an additional fee of $17,500; the Chair of the Compensation Committee received an additional fee of $30,000 and members of the Compensation Committee received an additional fee of $15,000; the Chair of the Nominating and Governance Committee received an additional fee of $25,000 and members of the Nominating and Governance Committee received an additional fee of $12,500; the Chair of the Finance Committee received an additional fee of $25,000 and members of the Finance Committee received an additional fee of $12,500; and the Chair of the Technology Committee received an additional fee of $25,000 and members of the Technology Committee received an additional fee of $12,500. All fees paid under the prior director compensation policy were paid quarterly in arrears.

(6)	Mr. Lahoud resigned from the Board on December 22, 2021, effective upon completion of the repurchase by the Company of the shares of its Series A preferred stock held by investment funds, accounts and other entities owned (in whole or in part), controlled, managed or advised by Apollo Global Management.

Director Stock Ownership Guidelines

Our Board approved Amended and Restated Executive and Non-Employee Director Stock Ownership Guidelines (the “Guidelines”) in February 2022. Pursuant to the Guidelines, each non-employee director, other than non-employee directors affiliated with the Sponsors, is required to own shares of our common stock equal in value to five times one year’s annual cash retainer. Directors subject to the Guidelines are permitted to count towards the target ownership levels (i) shares owned outright or in trust and (ii) the approximate after-tax value of phantom shares and time-based RSUs. The non-employee directors serving as of February 3, 2022, the effective date of the Guidelines, are required to achieve the target ownership level within five years of November 9, 2021, the date of our relisting on Nasdaq. Any non-employee directors appointed after the effective date of the Guidelines are required to achieve the target ownership level within five years of date of their election or initial appointment. Until the ownership requirements are met, non-employee directors subject to the Guidelines are generally restricted from selling more than 50% of their equity holdings in the Company.

Ratification of Appointment of Independent Registered Accounting Firm (Proposal 2)

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM (PROPOSAL 2)

Board Recommendation. The Board recommends that our stockholders ratify the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2022 fiscal year. EY has served as the independent registered public accounting firm for the Company since March 1, 2019. While we are not required to have our stockholders ratify the appointment of EY as our independent registered public accounting firm, we are doing so because we value our stockholders’ views on the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will take the vote into consideration when determining whether or not to retain EY.

Representatives of EY are expected to be present and available to answer appropriate questions at the 2022 Annual Meeting and will have an opportunity to make statements during the meeting if they desire to do so.

Role of the Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.

The Audit Committee believes that the retention of EY as our independent registered public accounting firm is in the best interests of the Company and our stockholders. Even if the selection of EY is ratified by stockholders, the Audit Committee in its discretion may still select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.

Required Vote to Approve the Proposal

 A majority of votes cast at the 2022 Annual Meeting is required to approve this proposal.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022.

Audit Committee Report

AUDIT COMMITTEE REPORT

The Audit Committee’s purpose and responsibilities are set forth in its charter, which is approved and adopted by the Board and is available on the “Investor Relations” portion of our website at ir.hertz.com/about/committee-composition. The Audit Committee’s Charter is reviewed at least annually and updated, as appropriate, to address changes in regulatory requirements, authoritative guidance and evolving oversight practices.

Our Audit Committee reports to, and acts on behalf of, the Board. The Audit Committee is comprised solely of directors who satisfy applicable independence and other requirements of Nasdaq and applicable securities laws. A majority of the members of the Audit Committee are “audit committee financial experts” as defined by SEC rules and regulations.

Primary Responsibilities and 2021 Actions. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board in fulfilling its oversight responsibilities by overseeing and monitoring: (a) the accounting, financial, and external reporting policies and practices of the Company; (b) the integrity of the Company’s financial statements; (c) the effectiveness of the Company’s systems of internal controls, (d) the independence, qualifications and performance of the Company’s independent auditor; (e) the authority, scope, access and performance of the Company’s internal audit function; (f) the Company’s compliance with legal and regulatory requirements; (g) treasury and finance matters; (h) enterprise-wide risk management, including cybersecurity and (i) the preparation of the report of the Audit Committee required to be included in our annual proxy statement under the rules of the SEC.

In 2021, the Audit Committee met 15 times. During 2021, among other things, the Audit Committee:

●	Selected EY as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

●	Met with our CEO, CFO and other senior members of the Company’s financial management team at each regularly scheduled meeting;

●	Held separate private sessions, during its regularly scheduled meetings, with each of the Company’s Chief Financial Officer, the Chief Audit Executive and the independent auditors, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place;

●	Met with the Chief Compliance Officer to discuss the effectiveness of the Company’s compliance program and regularly received status reports of compliance issues;

●	Received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;

●	Discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting;

●	Reviewed and discussed with management and the independent auditors the Company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC;

●	Reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function; and

●	Discussed with management the Company’s major financial risk exposures and the steps taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

Audit Committee Report

Selection and Oversight of the Independent Registered Public Accounting Firm. The Audit Committee assists the Board with its oversight of the Company’s independent registered public accounting firm’s qualifications and independence. The Audit Committee is solely responsible for the appointment, retention, compensation and oversight of the Company’s independent registered public accounting firm, including the review and evaluation of the performance of the lead audit partner. The Audit Committee annually reviews the independence and qualifications of the Company’s independent registered public accounting firm. In support of these reviews, the Audit Committee considers, among other things:

●	The firm’s performance in preparing or issuing an audit report or performing other audit, review or attest services for the Company;

●	The firm’s independence and objectivity;

●	The firm’s proposed audit scope for adequacy of coverage; and

●	The firm’s internal quality-control procedures and other data on audit quality and performance.

Review and Recommendation Regarding Financial Statements. The Company’s management is responsible for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. EY is responsible for expressing an opinion on the Company’s financial statements and an opinion on the Company’s internal control over financial reporting based on its audits. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the Company’s financial statements.

In the performance of its oversight function, the Audit Committee met with management and EY to review and discuss the Company’s audited financial statements and internal control over financial reporting, asked management and EY questions relating to such matters and discussed with EY the matters required to be discussed by applicable PCAOB auditing standards. These meetings and discussions included a review of the critical accounting policies applied by the Company in the preparation of its financial statements and the quality (and not just the acceptability) of the accounting principles utilized, the reasonableness of significant accounting estimates and judgments and the disclosures in the Company’s consolidated financial statements.

In addition, the Audit Committee has (i) considered whether non-audit services provided by EY are compatible with its independence, (ii) received the written disclosures and the letter from EY required by the applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence and (iii) discussed with EY its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements of the Company contained in our 2021 Annual Report on Form 10-K for the fiscal year ended December 31, 2021 be filed with the SEC.

The Audit Committee,

Vincent J. Intrieri, Chair

Jennifer Feikin

Evelina Vougessis Machas

Audit and Other Fees

AUDIT AND OTHER FEES

Fees for services performed by Ernst & Young, LLP, the Company’s independent registered public accounting firm, during fiscal years 2021 and 2020 were as follows:

Audit and Other Fees (in millions)	2021	2020
Audit fees(1)	$14	$12
Audit-related fees(2)	1	2
Tax fees	—	—
All other fees	—	—
Total	$15	$14

(1)	Audit fees were for services rendered in connection with (i) the audit of the financial statements included in the Company and THC’s Annual Reports, (ii) reviews of the financial statements included in the Company and THC’s Quarterly Reports on Form 10-Q, (iii) attestation of the effectiveness of internal controls over financial reporting for the Company and THC, (iv) statutory audits and (v) providing comfort letters in connection with our financing transactions.

(2)	Audit-related fees were for services rendered in connection with due diligence and assurance services and employee benefit plan audits.

Our Audit Committee charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm, and the Audit Committee annually adopts a pre-approval policy setting forth the types of services and amounts subject to pre-approval for the fiscal year. The Audit Committee is also permitted to delegate pre-approval authority to the Chair of the Audit Committee, who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees were pre-approved by the Audit Committee in 2021.

Advisory Approval of Executive Compensation (Proposal 3)

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION (PROPOSAL 3)

We are offering our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis that follows and the related narrative and tabular disclosures, also known as a “Say on Pay” vote.

We are committed to utilizing a mix of incentive compensation programs that will reward success in achieving the Company’s objectives and growing value for stockholders, and continuing to refine these incentives to maximize Company performance. As detailed in the Compensation Discussion and Analysis, we designed our compensation programs in 2021 in a manner that we believe is reasonable, competitive and appropriately balanced with respect to the goals of motivating, rewarding and retaining our executives. In addition, as further detailed in the Compensation Discussion and Analysis, we continually revise our pay practices to be competitive with market practices and compensation norms.

Stockholders may cast an advisory vote on the following resolution at the 2022 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis”, compensation tables and related narrative discussion, is hereby APPROVED.”

Effect of Vote

The effect of the Say on Pay vote is advisory only and non-binding. However, the Board and the Compensation Committee will consider the results of the vote in determining the compensation of our named executive officers (“NEOs”) and our compensation programs generally. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions in connection with the Company’s regular evaluations of our executive compensation program. If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in “Corporate Governance — Stockholder Communications with the Board” set forth in this proxy statement. As the Board has currently determined to hold this vote annually, the next “Say on Pay” vote will be held at the 2023 annual meeting of stockholders.

Required Vote to Approve the Proposal

A majority of votes cast at that 2022 Annual Meeting is required to approve the proposal.

The Board of Directors recommends that stockholders vote “FOR” approval, by a non-binding advisory vote, of the named executive officers’ compensation.

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation objectives, policies and decisions for 2021 regarding our NEOs, who are listed below.

Name	Title
Mark Fields	Former Interim Chief Executive Officer(1)
Paul Stone	President and Chief Operating Officer(2)
Kenny Cheung	Executive Vice President and Chief Financial Officer
Angela Brav	President, Hertz International
M. David Galainena	Executive Vice President, General Counsel and Secretary
Darren Arrington	Executive Vice President, Revenue Management and Fleet Operations

(1)	Mr. Fields served as Interim Chief Executive Officer from October 5, 2021 until February 28, 2022, when Stephen M. Scherr became the Company’s Chief Executive Officer.

(2)	Mr. Stone served as Chief Executive Officer and President from May 16, 2020 until October 5, 2021, at which time he was appointed President and Chief Operating Officer.

2021 Highlights

2021 was a year of recovery, change and immense growth for the Company.

Emergence from Bankruptcy, Strategic Repositioning and Listing on Nasdaq. On June 30, 2021 (the “Emergence Date”), we successfully emerged from Chapter 11 proceedings as a restructured company (the “Emergence”). On November 9, 2021, the Company listed its shares of common stock on Nasdaq, marking a substantial milestone in our transformation following Emergence. Simultaneously, we announced transformative initiatives encompassing electric vehicles, ride sharing and digital sales to position us at the center of the modern mobility ecosystem.

New Equity Plan and Emergence Awards. Effective as of the Emergence Date, our 2016 Omnibus Incentive Plan and all then outstanding equity awards were terminated. Subsequently, the Compensation Committee recommended, and in November 2021 the Board approved, the 2021 Omnibus Incentive Plan and also approved certain equity awards (the “Emergence Awards”), as contemplated by the plan of reorganization (the “Plan of Reorganization”). The Emergence Awards were designed to reward employees and officers, including our NEOs, for their significant contributions during the restructuring and their efforts during this critical period for the Company, as well as to align their interests with our stockholders.

CEO Succession. Following emergence, our newly constituted Board began its search for a new Chief Executive Officer. In October 2021, Mark Fields, a member of our Board and the former CEO of Ford Motor Corporation, agreed to serve as our Interim Chief Executive Officer and lead the Company through its critical early post-emergence period, while Paul Stone was named Chief Operating Officer and retained the President title. On February 3, 2022, the Board appointed Stephen M. Scherr as Chief Executive Officer of the Company, effective as of February 28, 2022, to lead the Company in its plans to grow its business and have a formidable position in the future of mobility and fleet management.

Financial and Operational Highlights. On February 23, 2022, the Company announced its earnings results for fiscal year 2021, including the following full-year financial and operational highlights:

●	Revenues of $7.3 billion

●	Net Income attributable to Hertz Global Holdings, Inc. of $366 million and record Adjusted Corporate EBITDA of $2.1 billion

Compensation Discussion and Analysis

●	Net Cash Provided by Operating Activities of $1.8 billion and Adjusted Operating Cash Flow of $1.5 billion

●	Fleet utilization of 76%

Adjusted Corporate EBITDA and Adjusted Operating Cash Flow are non-GAAP measures. For the definitions of these measures and their respective reconciliations to their most comparable GAAP measures, see Annex A to this proxy statement.

Compensation Overview for 2021

Our executive compensation program in 2021 consisted of base salaries, incentive-based and retention cash bonuses and long-term incentives in the form of equity awards.

Form of Compensation	Objective
Base Salaries
Fixed compensation delivered in cash	Provide stable base amount of market competitive pay
Cash Incentive Plans
Variable, performance-based cash compensation under the 2021 Key Employee Incentive Plan, Second Half 2021 Executive Incentive Compensation Plan and 2021 International Executive Incentive Compensation Plan	Incentivize achievement of Chapter 11 milestones and key operational and financial results, motivate performance during restructuring and following the emergence therefrom, influence growth and profitability and drive individual performance
Retention Bonuses
One-time cash payments subject to clawback in the event of voluntary departure	Retain key employees during period of unprecedented challenges
Long-Term Incentives
Equity based compensation in the form of stock options and restricted stock units	Retain executives, reward significant contributions during restructuring and allow individuals to share in future success of Company

These and the other elements of our executive compensation programs, including our retirement benefits, perquisites, health, welfare and other personal benefits and post-employment compensation arrangements, are described below.

Compensation Decision Making

During the Chapter 11 proceedings, the compensation committee of our Board (the “Predecessor Compensation Committee”), comprised of Daniel A. Ninivaggi, David A. Barnes, SungHwan Cho and Anindita Mukherjee, oversaw our executive compensation programs and implemented executive compensation decisions with our major creditors subject to the approval of the Board (which was done, where required, with the approval of the Bankruptcy Court.)

Upon Emergence, a new compensation committee was formed (the “Compensation Committee”), comprised of Colin Farmer and Thomas Wagner, that approved the Company’s compensation for its NEOs following emergence, as described under “—Post-Emergence Compensation Elements.”

The Predecessor Compensation Committee and the Compensation Committee made compensation decisions in 2021 that in its judgment were necessary and appropriate to retain our executives and reward them for the significant efforts during the critical period in our Company’s history, while still aligning their interests with our stockholders and other stakeholders.

Compensation Discussion and Analysis

The chart below summarizes the major executive compensation elements designed or implemented during calendar year 2021 and looking forward to 2022:

	Predecessor Compensation Committee, Board and/or Bankruptcy Court Approval:	Compensation Committee and Board Approval:
Base Salaries	● For each NEO employed prior to Emergence Date	● For Mark Fields as Interim CEO and Stephen Scherr as CEO
Cash Bonuses	● 2021 Key Employee Incentive Plan and 2021 International Executive Incentive Compensation Plan	● Second Half 2021 Incentive Compensation Plan
Equity Awards	● Cancellation of all then outstanding equity and equity awards	● Emergence Awards; Interim CEO award granted
Retention Bonuses	● None	● Retention Bonuses awarded
Severance Plans	● Termination of pre-existing severance plans	● 2021 Hertz Global Holdings, Inc. Severance Plan for Senior Executives

Chapter 11 Compensation Elements

Annual Base Salary

2021 Base Salaries.  With the exception of Mr. Fields, whose base salary was established as part of his offer to serve as Interim CEO in October 2021 (the “Employment Offer”) and described under “Post-Emergence Compensation Elements—Interim CEO Compensation”, the Predecessor Compensation Committee determined the following annual base salaries for each of our NEOs in February 2021, which were unchanged from 2020 base salaries.

Name	2021 Base Salary ($)
Paul Stone	1,000,000
Kenny Cheung	600,000
Angela Brav	650,000
M. David Galainena	550,000
Darren Arrington	500,000

2021 Key Employee Incentive Plan

In February 2021, the Bankruptcy Court approved the Key Employee Incentive Plan (the “KEIP”). The KEIP was developed by the Predecessor Compensation Committee and the Board with the assistance of our former compensation consultant, Pay Governance LLC (“Pay Governance”). The KEIP was designed to incentivize certain members of senior management, including Mr. Stone, Mr. Cheung, Mr. Galainena and Mr. Arrington, to drive (i) operating performance, as represented by the financial and operating metrics described below, and (ii) an expeditious exit from Chapter 11 proceedings, as embodied in the Chapter 11 milestones described below.

Compensation Discussion and Analysis

Mr. Fields did not participate in the KEIP as he was not employed by the Company until after the end of the performance period. As the KEIP was intended to motivate and reward achievement of business and restructuring efforts in North America, Ms. Brav, as President, Hertz International, also did not participate and instead participated in the 2021 International Executive Incentive Compensation Plan (the “International EICP”), described below.

Each KEIP participant was eligible to receive a lump sum cash bonus based on the Company’s performance against the applicable metrics shown below. The target values of each participant’s award was a percentage of base salary, with such percentages determined by the prior year cash incentive opportunity and adjusted for the participant’s expected role during the restructuring; overall cash compensation opportunity relative to market; and any change to their role at the Company since the commencement of the Chapter 11 proceedings.

Financial and Operational Metrics. The Compensation Committee selected financial metrics and weightings that it believed would appropriately incentivize and reward KEIP participants for stabilizing revenue while maintaining profitability. The metrics and their weightings are described below:

●	U.S. RAC Adjusted EBITDA (weighted 30%): the adjusted EBITDA for our U.S. rental car business (“U.S. RAC”);

●	U.S. RAC Revenue (weighted 10%): the total revenue for U.S. RAC; and

●	Fleet Utilization (weighted 30%): the U.S. RAC fleet utilization, calculated by the total number of days that vehicles were on rent divided by the average number of fleet vehicles available during the period, which excluded vehicles unavailable due to recalls, maintenance or registration downtime.

U.S. RAC Adjusted EBITDA and U.S. RAC Revenue are non-GAAP measures, information about which can be found in Annex A to this proxy statement.

Target Award	X	(30% U.S. RAC Adjusted EBITDA	+	10% U.S. RAC Revenue	+	30% U.S. RAC Fleet Utilization	+	30% Chapter 11 Milestones	)	=	KEIP Bonus Payment

The performance period, as well as the term of the KEIP, was January 1, 2021 through the earliest of (i) the last day of the quarter in which a plan of reorganization became effective; (ii) the closing of a sale of substantially all of the Company’s assets, and (iii) December 31, 2021.

Pursuant to the KEIP, the financial and operational metrics were to be scaled relative to cumulative goals that were set for such metrics through the end of 2021. Amounts payable, if any, were subject to pro-ration based on the number of days elapsed during the performance period. On June 30, 2021, the KEIP terminated according to its terms and the performance period ended as a result of the Plan of Reorganization becoming effective on that date.

Compensation Discussion and Analysis

The threshold, target and maximum performance goals for each metric were set above our forecasts for 2021, which anticipated improvements in our performance for each successive quarter of the year, but reflected a negative adjusted EBITDA in both the first and second quarters, in line with our actual results in late 2020. The goals were set above the forecasts to ensure that payments to the executives could be made only in the event that the Company’s results were improving in a way that delivered value to the Company’s stakeholders. Shown below are the threshold, target and maximum performance goals, through June 30, 2021, their corresponding payouts and the actual results and percentages earned (dollars in millions):

KEIP Financial and Operational Metrics
Metric	Threshold 50% Payout	Target 100% Payout	Maximum 125% Payout	Actual Results	Payout Percentage Earned
U.S. RAC Adjusted EBITDA	$(23.8)	$(22.8)	$(21.8)	$681	125%
U.S. RAC Revenue	$2,061.5	$2,121.5	$2,201.6	$2,561	125%
U.S. RAC Fleet Utilization	80%	81%	83%	80.5%	75%

Chapter 11 Milestones. The following milestones and weightings related to our Chapter 11 proceeding were selected to help motivate executives to expedite our emergence from bankruptcy:

●	Filing of a qualifying Chapter 11 plan of reorganization by March 1, 2021 (weighted 5%);

●	Bankruptcy Court approval of a disclosure statement by May 1, 2021 (weighted 10%); and

●	Emerging from Chapter 11 or closing a sale of substantially all of the Company’s assets by August 1, 2021 (weighted 15%).

The KEIP bonus amounts subject to the Chapter 11 milestones were to be either paid in full or not at all, according to the attainment of each milestone by the applicable date. The Compensation Committee and the Board determined that we met each of the milestones by the applicable date, which resulted in a 100% payout percentage for each Chapter 11 milestone.

KEIP Bonus Payments. The Target Awards, the earned percentages for the KEIP metrics, and the actual payouts earned and paid to the NEOs are shown in the table below.

NEO	Target Award as Percentage of Base Salary	Full Year Target Award ($)	Target Award Pro-Rated Through Emergence Date ($)	Financial and Operational Metrics Percentage Earned (1)	Chapter 11 Milestones Percentage Earned (2)	KEIP Bonus Payment Earned and Paid ($)
Paul Stone	168	1,680,000	1,087,167	72.5	30	1,107,995
Kenny Cheung	96	576,000	372,743	72.5	30	379,884
M. David Galainena	88	440,000	313,208	72.5	30	319,208
Darren Arrington	66	330,000	213,551	72.5	30	217,642

(1)	The Company’s achievements under the financial and operational metrics resulted in an average of 103.5% of those metrics, which accounted for 70% of the possible payout, being earned. As a result, the NEOs earned 72.5% of the Target Award Pro-Rated through Emergence Date shown in the table above based on the achievement of the Adjusted EBITDA, Revenue and Fleet Utilization metrics.

(2)	100% of the Chapter 11 milestones were earned, and as a result, the NEOs earned the full 30% of the Full Year Target Award subject to such metrics.

2021 International Executive Incentive Compensation Plan

In February 2021, the Predecessor Compensation Committee approved the International EICP for certain employees outside of North America, in which Ms. Brav, as President, Hertz International, participated. The International EICP was a full-year plan, with a performance period beginning January 1 and ending December 31, 2021. Like the KEIP, pursuant to the International EICP, each participant was eligible to receive a lump sum cash bonus based on the Company’s performance against the applicable metrics. The metrics under the International EICP, as subsequently amended by the Compensation Committee, included adjusted EBITDA (weighted at 70%) for the International Rental Car reportable segment (“International RAC”) and Individual Performance (weighted at 30%).

Compensation Discussion and Analysis

The Predecessor Compensation Committee determined a target award for Ms. Brav at 100% of base salary based on her experience, responsibilities, title and historical performance, which was flat as compared to her target award under the prior year’s cash incentive plan. Shown below are the full-year threshold, target and maximum performance goals for the financial metric under the International EICP, their corresponding payout percentages and the actual results and percentage earned (dollars in millions):

International EICP Financial Metric
Metric	Threshold 50% Payout ($)	Target 100% Payout ($)	Maximum 125% Payout ($)	Actual Results ($)	Payout Percentage Earned (%)
International RAC Adjusted EBITDA	(59.0)	(56.6)	(36.9)	90	125

In addition to the financial metric, the International EICP included an Individual Performance metric that, based on a review of the participant’s performance against goals and objectives, could result in a payout between 0 and 125% for that metric. In light of the business challenges posed in 2021, the Board, following a recommendation from the Compensation Committee, determined that all participants in the International EICP would be deemed to have achieved an individual performance level of 100%, including Ms. Brav.

Ms. Brav’s payout under the International EICP is shown below:

NEO	Target Award ($)	Adjusted International RAC EBITDA Earned Percentage (Weighted 70%)	Individual Performance Earned Percentage (Weighted 30%)	Total International EICP Earned Percentage	International EICP Payment ($)
Angela Brav	650,000	125	100	117.5	763,750

Emergence Compensation Events

Cancellation of Equity Awards

In accordance with the Plan of Reorganization, all equity awards held by our NEOs as of the Emergence Date were canceled without payment on the Emergence Date.

Termination of Severance Plans

Pursuant to the Plan of Reorganization, each of our severance plans then in existence, including the Amended and Restated Hertz Global Holdings, Inc. Severance Plan for Senior Executives, was terminated on the Emergence Date. The Plan of Reorganization provided that if certain key employees, including Mr. Stone, Mr. Cheung, Mr. Galainena and Mr. Arrington, are terminated without cause within twelve months following the Emergence Date, they will be entitled to receive a lump sum severance payment in an amount equal to (i) two times their base salary, plus (ii) the value of their employer-paid monthly group health insurance premiums, multiplied by 24. As discussed below under “Post-Emergence Compensation Elements—Retention Bonuses”, in connection with his transition to the COO role in October 2021, Mr. Stone waived all rights to any severance benefits under the Plan of Reorganization in exchange for a transition bonus equal to the same amount.

New Compensation Committee

In connection with the Emergence, the Board of Directors was reconstituted and in July 2021, the Board appointed Colin Farmer and Thomas Wagner to serve as members of the Compensation Committee.

Compensation Discussion and Analysis

New Equity Plan

The Plan of Reorganization authorized the Company to adopt a new equity incentive plan and on November 2, 2021, the Board of Directors approved our 2021 Omnibus Incentive Plan (the “2021 Omnibus Incentive Plan”) providing for an aggregate of 62,250,055 shares available for grant. As authorized by the Plan of Reorganization, beginning on June 30, 2022 and ending on June 30, 2031, the total authorized shares under the 2021 Omnibus Incentive Plan will automatically be increased on June 30 of each year (each, an “Evergreen Date”) by a number of shares equal to 2% of the total number of shares of common stock outstanding on the June 29th immediately preceding the applicable Evergreen Date (or a lesser number as determined by the Compensation Committee).

Post-Emergence Compensation Elements

Leadership Transitions

Following Emergence, our Board undertook an extensive search for an experienced public-company leader to navigate the process of relisting the Company on a stock exchange and the strategic plans to grow our business. In October 2021, the Board appointed then-outside director Mr. Fields as Interim CEO, and Mr. Stone transitioned from his role as Chief Executive Officer and President to Chief Operating Officer and President. In connection with these leadership transitions, our Board approved, upon the recommendation of the Compensation Committee, compensation packages designed to incentivize performance and executive retention. Specifics of Mr. Fields’s and Mr. Stone’s compensation arrangements in connection with these leadership transitions are discussed below.

Interim CEO Compensation. In connection with his appointment as Interim CEO, Mr. Fields was provided a base salary of $62,500 per week and an equity award commitment of 500,000 restricted stock units. As contemplated in his Employment Offer, Mr. Fields’s term as Interim CEO was intended to be up to six months, in order to provide the Board sufficient time to conduct its search for a new permanent CEO. The Compensation Committee determined the compensation package based on negotiations with Mr. Fields, advice from the Compensation Committee’s independent consultant Frederic W. Cook & Co., Inc. (“FW Cook”), and consideration of market precedents for interim CEO compensation. The vesting of the equity award, as further described under “—Long-Term Incentives” was designed to take into account the duration of Mr. Field’s service as Interim CEO.

Paul Stone COO Compensation. In October 2021, in connection with the appointment of Mr. Fields as Interim CEO, the Board reaffirmed, based on the recommendation of the Compensation Committee, that Mr. Stone’s existing base salary and target bonus for 2021 would remain unchanged upon his transition to the COO role. In addition, the Board, upon recommendation of the Compensation Committee, agreed to convert Mr. Stone’s severance rights as provided in the Plan of Reorganization into an additional retention bonus of $2 million plus the value of 24 months of employer paid group health insurance premiums (the “Transition Retention Bonus”), payable upon the earlier of March 1, 2022 to the extent Mr. Stone remains employed on such date, or termination of Mr. Stone’s employment without cause or by Mr. Stone for good reason. In accepting the Transition Retention Bonus, Mr. Stone waived his right to severance benefits under his prior offer letter and any other severance plan. The Compensation Committee determined to provide the Transition Retention Bonus to Mr. Stone to retain his leadership of the Company’s global operations during the ongoing search for a permanent CEO and in the critical period before and after the Company’s relisting.

Compensation Discussion and Analysis

Post-Emergence Retention Bonuses

In August 2021, the Board approved, upon the recommendation of the Compensation Committee, the payment of retention bonuses for certain North American executives, including Mr. Stone, Mr. Cheung, Mr. Galainena and Mr. Arrington. The primary factors considered by the Compensation Committee and Board when determining to offer these retention bonuses in August 2021 were the following:

●	during the pendency of our bankruptcy, awards of long-term equity compensation were frozen and the Company was not permitted to vest or settle previously granted equity awards, as all outstanding equity awards were canceled in connection with our Emergence;

●	uncertainty regarding our performance following Emergence and a continued disruption in the travel industry as a result of COVID-19 creating a lack of confidence in employees’ ability to earn an annual bonus; and

●	desire to retain key personnel during the critical period shortly after Emergence.

The retention bonuses paid to Mr. Stone, Mr. Cheung, Mr. Galainena and Mr. Arrington are set forth below.

Name	Retention Bonus ($)
Paul Stone	1,400,000
Kenny Cheung	660,000
M. David Galainena	605,000
Darren Arrington	500,000

To receive the retention bonus, each of the executives was required to execute a retention agreement pursuant to which the retention bonus was subject to clawback in the event of a voluntary termination by the executive or a termination by the Company for cause before January 1, 2022. In the event of a voluntary termination by the executive, the amount of the clawback would be prorated for the portion of the service period elapsed prior to termination and in the event of a termination for cause, the clawback amount would be 100% of the retention bonus.

Second Half of 2021 Employee Incentive Compensation Plan

In August 2021, in light of the termination of the KEIP on the Emergence Date, the Board approved, upon the recommendation of the Compensation Committee, a cash incentive program for the second half of 2021 (the “2H 2021 EICP”) for its North American employees, including Mr. Stone, Mr. Cheung, Mr. Galainena and Mr. Arrington. The 2H 2021 EICP was designed to incentivize employees to work toward our key goals for 2021 and increase stockholder value during the critical post-emergence period. As described above under “Chapter 11 Compensation Elements—2021 International Executive Incentive Compensation Plan”, Ms. Brav participated in the Company’s International EICP, which was a full-year plan. Pursuant to the Employment Offer, Mr. Fields did not participate in the 2H 2021 EICP.

The Compensation Committee determined bonuses under the 2H 2021 EICP by multiplying each participating NEO’s 2021 base salary by a percentage (determined by the Compensation Committee) to establish a target award amount (the “Target Award”) for each of the participants. The participating NEOs were eligible to earn an award ranging from 0 to 200% of the Target Award based on the Company’s achievement, or non-achievement, of certain financial and operational metrics. The 2H 2021 EICP bonuses were payable in the form of a cash lump sum payment.

Compensation Discussion and Analysis

Target Awards for 2H 2021 EICP. In determining the percentage of base salary that comprised each of the executives’ Target Award, the Compensation Committee considered the experience, responsibilities, title and performance of each individual, as well as market data, and for 2021, determined to make no increases to the percentages that were used for the executives’ target awards under the prior year’s cash incentive plan. Because the 2H 2021 EICP was applicable for performance only during the second half of 2021, the Target Award for each of our NEOs was pro-rated as set forth below.

Name	2021 Base Salary ($)	Target Award as a % of Salary (%)	Target Award ($)	Pro-Rated Target Award ($)
Paul Stone	1,000,000	140	1,400,000	705,753
Kenny Cheung	600,000	80	480,000	241,973
M. David Galainena	550,000	80	440,000	221,808
Darren Arrington	500,000	60	300,000	151,233

To drive performance and motivate the achievement of goals that provide stakeholder value, the Compensation Committee chose financial and customer service metrics, as described below, that it believes drive profitability and brand loyalty. U.S. Adjusted EBITDA and U.S. Adjusted Operating Cash Flow are non-GAAP measures, more information about which can be found in Annex A to this proxy statement.

●	U.S. Adjusted EBITDA Metric (weighted 50%). Chosen by the Compensation Committee because it aligns the executives’ cash compensation with the way we evaluate our operations.

●	U.S. Adjusted Operating Cash Flow Metric (weighted 30%). Chosen by the Compensation Committee because it provides information about the amount of cash generated from operations in the U.S. when fully burdened by fleet costs.

●	Net Promoter Score Metric (weighted 20%). The Compensation Committee chose the net promoter score, or NPS, as a metric under the 2H 2021 EICP because of the importance of customer satisfaction to our business. NPS is an index that measures the willingness of customers to recommend a company’s products or services to others and gauges customer satisfaction and customers’ loyalty to our brand.

Target Award	X	(50% U.S. Adjusted EBITDA	+	30% U.S. Adjusted Operating Cash Flow	+	20% Net Promoter Score	)	=	2H 2021 EICP Bonus Payment

The table below shows the threshold, target and maximum performance goals for each of the 2H 2021 EICP metrics, the Company’s performance and the payout percentage earned for such performance. In addition to the performance goals shown below, the 2H 2021 EICP provided that no payouts could be earned under any metric unless the U.S. Adjusted EBITDA threshold was met.

2H 2021 EICP Metrics (dollars in millions)
Metric	Threshold 50% Payout	Target 100% Payout	Maximum 200% Payout	Company 2H 2021 Performance	Payout Percentage Earned (%)
U.S. Adjusted EBITDA	$750	$1,000	$1,250	$1,447	200
U.S. Adjusted Operating Cash Flow	$562	$758	$955	$1,355	200
NPS	26	28	32	30.6	165

Compensation Discussion and Analysis

2H 2021 EICP Bonus Payments for NEOs. The table below shows the payments made under the 2H 2021 EICP for each of the participating NEOs.

NEO	Pro-Rated Target Award ($)	U.S. Adjusted EBITDA Earned Percentage (Weighted 50%)	U.S. Adjusted Operating Cash Flow Earned Percentage (Weighted 30%)	Net Promotor Score Earned Percentage (Weighted 20%)	Total Earned Percentage	Payment ($)
Paul Stone	705,753	200	200	165	193	1,362,104
Kenny Cheung	241,973	200	200	165	193	467,007
M. David Galainena	221,808	200	200	165	193	428,090
Darren Arrington	151,233	200	200	165	193	291,879

Long-Term Incentives

On November 2, 2021, the Board adopted the 2021 Omnibus Incentive Plan in accordance with the terms of the Plan of Reorganization. The 2021 Omnibus Incentive Plan provides for the award of options, stock appreciation rights, performance stock, performance stock units, performance units, restricted stock, restricted stock units (“RSUs”), share awards and deferred stock units to eligible participants.

Emergence Awards. In connection with our Emergence and listing on Nasdaq, the Board granted Emergence Awards comprised of non-statutory stock options and RSUs to each of our NEOs other than Mr. Fields. The Emergence Awards vest annually in approximately equal increments over a three-year period commencing November 2, 2021, subject to continued employment (other than Mr. Stone’s award, one-third of which vests on the first scheduled vesting date and the remaining two-thirds of which vests in full on December 31, 2022, subject to his continued employment or termination without cause). In addition, if the NEO’s employment is terminated by the Company or a subsidiary without cause, or his or her employment is terminated due to death or disability, then a number of shares subject to the award shall vest immediately upon such termination equal to the number of shares that would have vested on the next following vesting date (assuming the NEO’s employment had continued through such vesting date).

The Emergence Awards were designed to reward employees and officers, including our NEOs, for their significant contributions during the restructuring and their efforts during this critical period for the Company, as well as to align their interests with our stockholders. The awards were also designed to retain the executive team and incentivize performance to increase our stock price following the relisting.

The amount and form of the Emergence Awards granted to our NEOs were determined by the Compensation Committee, in consultation with FW Cook, in accordance with the terms of the Plan of Reorganization and considering the following factors:

●	The lack of any outstanding equity incentives after the cancellation of prior awards upon Emergence;

●	Peer benchmarking and competitive market practice; and

●	Potential dilution resulting from the Emergence Awards and utilization of the initial share reserve of the 2021 Omnibus Incentive Plan.

Compensation Discussion and Analysis

The Emergence Awards granted to the NEOs were as follows:

NEO	RSUs (#)	Options (#)
Paul Stone	100,000	300,000
Kenny Cheung	60,000	180,000
Angela Brav	40,000	120,000
M. David Galainena	40,000	120,000
Darren Arrington	36,000	108,000

Interim CEO Award. As provided in the Employment Offer, the Board also approved on November 2, 2021, upon the recommendation of the Compensation Committee, the grant of 500,000 RSUs to Mr. Fields under the 2021 Omnibus Incentive Plan. Mr. Fields’s award provided that if Mr. Fields’s employment ended within 90 days of his start date as Interim Chief Executive Officer, 50% of the RSUs would vest on that date and the remainder would be forfeited. If his employment ended after the 90th day following his start date, 100% of the RSUs would vest on the earlier of (x) the six-month anniversary of his start date and (y) the date his employment ends. Mr. Fields served as Interim Chief Executive Officer from October 5, 2021 until February 28, 2022 and remained employed through March 11, 2022 to provide transition services. As a result, 100% of his RSUs vested on March 11, 2022.

Other Compensation

Retirement Benefits. We maintain a qualified defined contribution plan in which substantially all of our U.S.-based employees can participate (the “401(k) Plan”). The 401(k) Plan provides that participants are eligible to receive a matching Company contribution equal to (i) 100% of their contributions for up to 3% of compensation, and (ii) 50% of their contributions for up to the next 2% of compensation. Company matching contributions were suspended in April 2020, but recommenced effective January 1, 2021.

Severance Plan for Senior Executives. In August 2021, the Board adopted the 2021 Hertz Global Holdings, Inc. Severance Plan for Senior Executives (the “2021 Severance Plan”), which replaced the prior severance plan in its entirety. The 2021 Severance Plan provides for senior executives to be eligible to receive severance if the participant’s employment was terminated for a reason other than for “cause,” death or disability.

In the event of a “Qualifying Termination,” as defined in the 2021 Severance Plan, the senior executives will be eligible for severance equal to (a) 1.5 times their base salary and target annual bonus, (b) payment of a pro-rata bonus for the year of termination based on actual achievement of performance metrics, (c) continued medical and continued health benefits for 18 months following termination and (d) executive outplacement services of up to $25,000. The participants must execute a release of claims within 60 days following termination to be eligible for benefits. The plan contains certain covenants regarding confidential information, non-competition, non-solicitation and non-disparagement.

Mr. Cheung, Mr. Galainena and Mr. Arrington are not currently eligible for benefits under the 2021 Severance Plan, as they are entitled to severance benefits under the Plan of Reorganization until June 30, 2022, after which they will be eligible participants under the 2021 Severance Plan. Additionally, Mr. Fields is not eligible under the 2021 Severance Plan and, as discussed above under “Post-Emergence Compensation Elements—Retention Bonuses”, Mr. Stone waived all rights to any benefits under any severance plans in connection with the awarding of his Transition Retention Bonus.

Perquisites. We provide perquisites and other personal benefits to our NEOs that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Our perquisites generally consist of personal use of a Company owned vehicle, financial planning services, relocation assistance, group excess liability umbrella insurance, and in limited circumstances, use of corporate aircraft. We use corporate aircraft primarily for the purpose of facilitating business travel by our senior executives and directors, generally for travel within the United States and, less frequently, internationally. In addition, the CEO may use the corporate aircraft for limited personal air travel. The Compensation Committee periodically reviews our perquisite policies to ensure that they are reasonable and that we remain competitive with comparable companies and are able to attract and retain highly qualified senior executives.

Compensation Discussion and Analysis

2022 Compensation Program: Placing 2021 in Perspective

Compensation Plan for 2022 versus 2021

Our longstanding commitment has been to reward pay for performance that aligns with and drives stockholder value. Our compensation program in 2021 fulfilled this commitment by using metrics such as Chapter 11 milestones to drive an expeditious exit from bankruptcy proceedings and financial and operational measures meant to drive profitability. The 2021 compensation program included decisions that our Compensation Committee deemed necessary and appropriate to retain and incentivize our NEOs, as described above, that resulted in key differences from our regular and going forward compensation practices, including the cash retention bonuses and equity awards awarded to NEOs comprised of time-based RSUs and stock options that depart from our historical and going-forward practice of granting performance-based RSUs and performance share units.

Moving forward, we intend for our executive compensation program to align with our historical mix of compensation, by putting more of our executives’ target compensation at-risk in the form of performance- based equity awards. Annual equity grants for NEOs in 2022 will consist of a mix of performance-based and time-based awards, weighted more heavily in favor of performance-based awards. In addition, our cash bonus program will consist solely of performance-based, incentive compensation. We believe that performance-based annual incentives and long-term equity compensation better align the interests of executives and stockholders for the years ahead.

New CEO Compensation

As disclosed in this proxy statement, in February 2022, our Board appointed Stephen M. Scherr to serve as our CEO. In connection with the appointment, we entered into an employment agreement with Mr. Scherr pursuant to which he will receive a base salary of $1,500,000 and his performance-based annual bonus will have a target of 160% of his base salary. Mr. Scherr was also granted the following equity awards: (i) 2,802,590 time-based RSUs that vest over approximately four years; (ii) 6,539,378 performance-based RSUs that are earned based on Company stock price achievement and vest over five years; and (iii) 3,113,989 performance-based RSUs that are earned only if (x) specified share price targets are satisfied and (y) there occurs a change in control of the Company or a transaction following which the Sponsors are together reduced below a threshold of their current holdings of Company shares. The terms of the equity awards were designed to align Mr. Scherr’s compensation with the Company’s longer-term stock price performance. As a result, there can be no assurance that the entirety of the RSUs granted to Mr. Scherr will ultimately be earned and delivered.

Compensation Discussion and Analysis

As described in this Compensation Discussion and Analysis, 2021 was an unusual year for our business and compensation programs. Many of the compensation decisions relating to our NEOs, while approved by our Board, the Predecessor Compensation Committee and/or the Compensation Committee, were made with input from major creditors and subject to approval by the Bankruptcy Court. We are providing the following information to provide an overview of our compensation philosophy and the workings of the Predecessor Compensation Committee and the Compensation Committee in 2021 (with both committees referred to in this section as the “Compensation Committee”), notwithstanding the bankruptcy proceedings, as well as to provide investors an understanding of the Compensation Committee’s direction for our executive compensation programs moving forward in 2022.

Compensation Philosophy in 2021 and 2022

We structure our compensation programs to provide our NEOs and other senior executives with levels of compensation that we believe are necessary to motivate, incentivize and retain their services, while also rewarding leadership for our success in dynamic and competitive markets and aligning their interests with those of our stockholders.

Our short- and long-term incentive programs are also intended to reward our senior executives for performance measured against the creation of stockholder value and to align our senior executives’ interests with those of our stockholders. We strive to implement measures that:

●	Align our compensation practices with our “pay-for-performance” compensation philosophy;

●	Are adaptive to the current economic and strategic environment; and

●	Reward positive operational and financial performance that we believe enhances stockholder value over time.

Key Features of Our Executive Compensation Program

We endeavor to align compensation decisions with a commitment to best practices in corporate governance and executive compensation design, which can be summarized as follows:

What We Do

✓	We design key elements of our compensation program to pay based on our financial and operating performance

✓	We evaluate risk in light of our compensation programs

✓	We use metrics important to our business in our incentive compensation plans

✓	We cap the amount of our annual incentive pay at reasonable levels

✓	We use double-trigger provisions for our change in control agreements

✓	We use a variety of equity award structures to tailor our compensation to our performance

✓	We have a robust stock ownership policy

✓	We maintain clawback policies

✓	We use an independent compensation consultant

✓	We utilize a representative and relevant peer group

✓	We believe a substantial portion of the CEO’s compensation should be subject to satisfaction of performance objectives

Compensation Discussion and Analysis

What We Don’t Do
We don’t use any financial or operational metric that promotes undue risk
We don’t provide preferential payments or above market returns on any deferred compensation plan
We don’t provide excessive perquisites to our senior management
We don’t allow our employees and directors to hedge or pledge our stock
We don’t re-price underwater options
We don’t provide for automatic salary increases
We don’t use excise tax gross ups
We don’t award dividends or dividend equivalents on equity awards that vest differently than the underlying award

Summary of Annual Compensation Decision-Making Process

Compensation Committee Oversight. The Compensation Committee is responsible for reviewing and establishing the compensation program for our NEOs, subject to approval by the Board. The Compensation Committee is committed to creating incentives for our NEOs that reward them for the performance of the Company.

As part of determining compensation in 2021 and in 2022, we compared the compensation for our NEOs to the compensation of comparable positions at a group of companies (the “Peer Group”). For more information about selection of our Peer Group see “— Peer Group” below.

The Compensation Committee will consider market median data for similar positions when setting executive compensation but may adjust based on individual performance and responsibilities as well as recruitment and retention considerations.

Role of the Compensation Consultant. The Compensation Committee has the authority to retain outside advisors as it deems appropriate. The Compensation Committee retained more than one independent compensation consultant in 2021. Pay Governance advised the Compensation Committee from August 2019 to December 2021, and FW Cook began advising the Compensation Committee in September 2021. When making compensation determinations during 2021, the Compensation Committee reviewed and considered the recommendations of Pay Governance, as well the recommendations of FW Cook for decisions made after September 2021. The responsibilities of our compensation consultants include:

●	Reviewing and advising on total executive compensation, including salaries, short- and long-term incentive programs and relevant performance goals;

●	Advising on industry trends and best practices in executive compensation;

●	Advising on effectively aligning pay with performance and with our business needs; and

●	Assisting the Compensation Committee with any other matters related to executive compensation arrangements, including executive employment and award arrangements.

FW Cook also assisted the Compensation Committee in considering 2022 compensation design recommendations. FW Cook does not perform any services for the Company other than in its role as independent advisor to the Compensation Committee. Before engaging any compensation consultant, it is the Compensation Committee’s practice to determine the compensation consultant’s independence and whether any conflicts of interest would be raised by the engagement of the compensation consultant. The Compensation Committee believes that FW Cook is independent and the work it has performed does not raise any conflicts of interest.

Compensation Discussion and Analysis

Peer Group. In late 2021, the Compensation Committee selected our Peer Group for 2022 in consultation with Pay Governance. Because the number of our direct industry competitors in the global market is limited, we do not limit the Peer Group to our direct competitors. Our Peer Group includes companies that have substantial similarities to our business model and which we compete with for talent, and are comparable to us based on revenues and market capitalization. We added one company, Carvana, to our Peer Group from 2021 to 2022 based on a multi-tiered screening process that evaluates companies in the broadly-defined travel sector and that represent talent competitors for senior management. At the time the Peer Group for 2022 was established, we were at the 41st percentile in revenue and the 53rd percentile in market capitalization.

The following companies comprise our Peer Group for 2022:

Alaska Air Group, Inc.	Norwegian Cruise Line Holdings Ltd.
AutoNation, Inc.	Penske Automotive Group, Inc.
Avis Budget Group, Inc.	Royal Caribbean Cruises Ltd.
CarMax, Inc.	Ryder Systems, Inc.
Element Fleet Management Corp.	Sonic Automotive, Inc.
Group 1 Automotive, Inc.	Southwest Airlines Co.
Hilton Worldwide Holdings Inc.	United Rentals, Inc.
JetBlue Airways Corporation	Travel + Leisure Co.
Lithua Motors, Inc.	Carvana Co.

Role of the CEO. In determining the appropriate levels of our compensation programs, we expect our CEO will provide input to the Compensation Committee on topics that influence business performance, as well as review and make observations regarding performance of our business and the executives that report to the CEO, as well as provide additional insight for the Compensation Committee to consider regarding our overall compensation program. Each of Mr. Stone, Mr. Fields and Mr. Scherr have provided such input in 2021 and 2022 while serving in the role of CEO. Although the Compensation Committee may consider CEO input, in all cases, the final determinations regarding compensation for our NEOs rests with the Compensation Committee and our Board.

Compensation Risk. The Company’s compensation policies and practices, including the NEO compensation programs, have been designed to include features intended to reduce the likelihood of excessive risk-taking. The Compensation Committee annually reviews the Company’s compensation policies and programs to ensure that they remain aligned with the Company’s compensation objectives and to identify and address any potential risks that could be created by the programs. In December 2021, the Compensation Committee conducted its annual review of the risk profile of our compensation programs. In connection with this review, the Compensation Committee engaged its then-current independent consultant, Pay Governance, to assist in analyzing the Company’s compensation programs and associated compensation risks. Pay Governance, with the assistance of management, prepared a risk profile assessment of the Company’s compensation programs. The Compensation Committee concluded that the risks arising from the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Clawback Policy

The Company maintains a clawback policy to promote responsible risk management and to help ensure that the incentives of our management are aligned with those of the Company’s stockholders. The policy applies to all employees who are at the “director” level and above, including our NEOs, and covers the following incentive compensation (collectively, “covered incentive compensation”):

●	All annual incentives;

Compensation Discussion and Analysis

●	Long-term incentives;

●	Equity-based awards; and

●	Other performance-based awards.

The policy provides that a repayment obligation may be triggered by the Compensation Committee if an employee receives covered incentive compensation based on the achievement of financial results that were the subject of a restatement of the Company’s financial statements filed with the SEC within the three-year period prior to the date the Company is required to prepare the restatement. In addition, if the Compensation Committee determines that a covered employee’s gross negligence, fraud or willful misconduct caused or contributed to the need for the restatement, then the Compensation Committee may cause the covered employee to forfeit any outstanding equity-based awards granted or held during the period following the publication of the financials that were subsequently restated and repay amounts received upon settlement, or any gains realized upon the exercise, of equity awards within the three-year period prior to the date that the Company is required to prepare a financial restatement.

In addition, the Company’s equity award agreements contain clawback provisions. The Company’s clawback policy and any related plans or award agreements will be further revised, to the extent necessary, to comply with any rules promulgated by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock Ownership Guidelines, Trading Window and Hedging and Pledging Policy

Stock Ownership Guidelines. In February 2022, our Board approved, upon the recommendation of our Compensation Committee, Amended and Restated Executive and Non-Employee Director Stock Ownership Guidelines (the “Guidelines”). During bankruptcy proceedings, stock ownership guidelines had been suspended given the uncertainty as to the treatment of the Company’s equity in those proceedings. Under the Guidelines, executives are required to own shares of our common stock equal in value to a specified multiple of their annual base salary, as set forth below:

Position	Multiple of Annual Base Salary
CEO	5x
CFO	3x
Executive Vice Presidents	3x
Business Unit Presidents	3x
Other “Section 16” Officers	2x

Executives generally have five years to reach the target ownership levels. Executives subject to the Guidelines are permitted to count towards the target ownership levels shares owned outright or in trust, and the approximate after-tax value of awards issued under Company equity incentive plans, including (i) unvested RSUs and other non-performance based share awards and (ii) performance stock units, performance shares or similar performance based share awards, provided the performance criteria has been met, even if the service requirement has not been met. Until the target ownership levels are met, executives generally are restricted from selling more than 50% of the net shares received upon vesting or exercise of equity awards after the payment of exercise prices and withholding taxes, as applicable. All NEOs currently are in the transition period for compliance with the Guidelines.

Limited Trading Windows. Executive officers can only transact in Company securities during approved trading windows after satisfying mandatory clearance requirements.

Pledging and Hedging Policy.  Our Insider Trading Policy prohibits employees and directors from entering into any type of arrangement, contract or transaction that has the effect of pledging shares or hedging against the decrease in the market value of our common stock.

Compensation Committee Report

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

The Compensation Committee,
Colin Farmer, Chair
Thomas Wagner

Summary Compensation Table

SUMMARY COMPENSATION TABLE

The following table, or the “Summary Compensation Table”, summarizes the compensation paid or accrued in each of the fiscal years noted by our NEOs.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)	Total ($)
Mark Fields
Interim CEO	2021	838,587	–	13,347,511	–	–	–	30,479	14,216,577
Paul Stone(6)
President and Chief Operating Officer	2021	1,000,000	1,400,000	2,617,000	5,136,000	2,470,099	–	30,070	12,653,169
	2020	849,635	700,000	1,000,000	–	–	–	30,414	2,580,049
	2019	550,000	–	660,418	9,566	383,900	–	22,870	1,626,754
Kenny Cheung
Executive Vice President and CFO	2021	600,000	660,000	1,570,200	3,081,600	846,891	–	27,537	6,786,228
	2020	450,540	149,973	250,000	–	–	–	10,772	861,285
Angela Brav
President, Hertz International	2021	650,000	–	1,046,800	2,054,400	763,750	–	638,229	5,153,179
	2020	661,000	401,375	1,000,000	–	–	–	332,004	2,394,379
M. David Galainena
Executive Vice President and General Counsel	2021	550,000	605,000	1,046,800	2,054,400	747,298	–	28,078	5,031,576
	2020	525,446	280,000	650,000	–	–	–	8,491	1,463,937
Darren Arrington
Executive Vice President, Revenue Management and Fleet Operations	2021	500,000	500,000	942,120	1,848,960	509,521	–	40,086	4,340,687

(1)	In addition to the salary earned by Mr. Fields for his service as Interim CEO, this column includes non-employee director quarterly cash retainers earned by Mr. Fields for the time he served as a non-employee director, before being appointed Interim CEO. Mr. Fields elected to receive the fees in shares of common stock and received 1,279 shares of common stock on November 9, 2021 and 44 shares of common stock on December 31, 2021.

(2)	The amounts reported for 2021 reflect retention bonuses awarded on August 16, 2021, described above under “Compensation Discussion and Analysis—Post-Emergence Compensation Elements—Retention Bonuses”. With respect to Mr. Stone’s Transition Retention Bonus of $2 million, such amount is compensation for fiscal 2022, and not included in the table above, as it will only be earned and payable upon the earlier of March 1, 2022 to the extent Mr. Stone remains employed on such date, or termination of Mr. Stone’s employment without cause or by Mr. Stone for good reason.

(3)	The amounts reported for 2021 represent the aggregate grant date fair value of applicable equity awards and were computed in accordance with FASB Topic 718. Assumptions used in the calculation of these amounts are included in the note entitled “Stock-Based Compensation” in the notes to our Company’s consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2022. The “Stock Awards” column above reflects the grant date fair values of (i) for NEOs other than Mr. Fields, time-vesting RSUs awarded to our NEOs in connection with our Emergence, described above under “Compensation Discussion and Analysis—Post-Emergence Compensation Elements—Long-Term Incentives—Emergence Awards”, and (ii) for Mr. Fields, (A) 500,000 time-vesting RSUs awarded in connection with his appointment as Interim CEO, described above under “Compensation Discussion and Analysis—Post-Emergence Compensation Elements—Long-Term Incentives—Interim CEO Award” and (B) 10,031 time-vesting RSUs that he received for his service as a director prior to being named Interim CEO. The “Option Awards” column above reflects the grant date fair values of time-vesting options awarded to our NEOs in connection with our bankruptcy emergence, described above under “Compensation Discussion and Analysis—Post-Emergence Compensation Elements—Long-Term Incentives—Emergence Awards”.

(4)	The amounts reported for 2021 For Mr. Stone, Mr. Cheung, Mr. Galainena and Mr. Arrington include (i) awards earned under the KEIP, described above under “Compensation Discussion and Analysis—Chapter 11 Compensation Elements—2021 Key Employee Incentive Plan”, and (ii) the 2H 2021 EICP, described above under “Compensation Discussion and Analysis—Post-Emergence Compensation Elements—Second Half of 2021 Employee Incentive Compensation Plan”, based on actual performance with respect to the metrics described therein. Amounts attributable to KEIP payouts are as follows: Mr. Stone, $1,107,995; Mr. Cheung, $379,884; Mr. Galainena, $319,208; and Mr. Arrington, $217,642. Amounts attributable to 2H 2021 EICP payouts are as follows: Mr. Stone, $1,362,104; Mr. Cheung, $467,007; Mr. Galainena, $428,090; and Mr. Arrington, $291,879. The amount reported for Ms. Brav includes the award earned under the International EICP, described above under “Compensation Discussion and Analysis—Chapter 11 Compensation Elements—2021 International Executive Incentive Compensation Plan”, based on actual performance with respect to the metrics described therein.

Summary Compensation Table

(5)	Includes the following for 2021:

Name	Personal Use of Aircraft(a) ($)	Personal Use of Car(b) ($)	Financial Assistance and Legal Fees(c) ($)	Perquisites Subtotal ($)	Life Insurance Premiums ($)	Company Match(d) ($)	Other(e) ($)	Total Perquisites and Other Compensation ($)
Mr. Fields	26,912	–	–	26,912	–	–	3,567	30,479
Mr. Stone	–	17,403	–	17,403	1,067	11,600	–	30,070
Mr. Cheung	–	15,250	–	15,250	687	11,600	–	27,537
Ms. Brav	–	13,750	–	13,750	735	–	623,744	638,229
Mr. Galainena	–	23,435	4,000	27,435	643	–	–	28,078
Mr. Arrington	–	27,920	–	27,920	566	11,600	–	40,086

(a)	Based on the direct costs of aircraft for each hour of personal use, which is based on the incremental cost of fuel, crew expenses, on-board catering and other, variable costs. We exclude fixed costs that do not change based on usage from this calculation. Family members of NEOs occasionally join an NEO as additional passengers on business flights. In such cases, there is no incremental cost to the Company, and as a result, no amount is reflected in the table.

(b)	Reflects the annual lease value of company-provided vehicles. For Ms. Brav, the amount reflects a £/$exchange rate of 1.35.

(c)	Reflects the reimbursement of financial planning assistance.

(d)	Amounts represent Company match under the 401(k) Plan.

(e)	Mr. Fields was provided temporary housing near our headquarters while serving as Interim CEO and Ms. Brav received a foreign allowance of $623,744, which includes housing and travel expenses.

(6)	Mr. Stone served as our CEO until October 5, 2021.

2021 Grants of Plan-Based Awards

2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for each NEO, possible payouts under all non-equity incentive plan awards granted in 2021, all grants of common stock, stock options and RSUs in 2021 and the grant date fair value of all such awards. All of the equity awards granted in 2021 were granted under the 2021 Omnibus Incentive Plan.

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark Fields
Restricted Stock Units(2)		11/9/2021	—	—	—	—	—	—	510,031	—	—	13,347,511
Common Stock(2)		11/9/2021	—	—	—	—	—	—	1,279	—	—	33,471
Common Stock(2)		12/31/2021	—	—	—	—	—	—	44	—	—	1,100
Paul Stone
KEIP Cash Award(3)		2/16/2021	291,584	1,087,167	1,232,959	—	—	—	—	—	—	—
2H 2021 EICP Award(4)		8/16/2021	176,438	705,753	1,411,506	—	—	—	—	—	—	—
Restricted Stock Units(5)		11/9/2021	—	—	—	—	—	—	100,000	—	—	2,617,000
Stock Options(5)		11/9/2021	—	—	—	—	—	—	—	300,000	26.17	5,136,000
Kenny Cheung
KEIP Cash Award(3)		2/16/2021	99,972	372,743	422,729	—	—	—	—	—	—	—
2H 2021 EICP Award(4)		8/16/2021	60,493	241,973	483,945	—	—	—	—	—	—	—
Restricted Stock Units(5)		11/9/2021	—	—	—	—	—	—	60,000	—	—	1,570,200
Stock Options(5)		11/9/2021	—	—	—	—	—	—	—	180,000	26.17	3,081,600
Angela Brav
International EICP(6)		2/16/2021	325,000	650,000	812,500	—	—	—	—	—	—	—
Restricted Stock Units(5)		11/9/2021	—	—	—	—	—	—	40,000	—	—	1,046,800
Stock Options(5)		11/9/2021	—	—	—	—	—	—	—	120,000	26.17	2,054,400
M. David Galainena
KEIP Cash Award(3)		2/16/2021	84,004	313,208	355,210	—	—	—	—	—	—	—
2H 2021 EICP Award(4)		8/16/2021	55,452	221,808	443,617	—	—	—	—	—	—	—
Restricted Stock Units(5)		11/9/2021	—	—	—	—	—	—	40,000	—	—	1,046,800
Stock Options(5)		11/9/2021	—	—	—	—	—	—	—	120,000	26.17	2,054.400
Darren Arrington
KEIP Cash Award(3)		2/16/2021	57,275	213,551	242,188	—	—	—	—	—	—	—
2H 2021 EICP Award(4)		8/16/2021	37,808	151,233	302,466	—	—	—	—	—	—	—
Restricted Stock Units(5)		11/9/2021	—	—	—	—	—	—	36,000	—	—	942,120
Stock Options(5)		11/9/2021	—	—	—	—	—	—	—	108,000	26.17	1,848,960

(1)	The amounts in this column represent the aggregate grant date fair value, computed pursuant to FASB Topic 718. Please see the Note 8 - Stock-Based Compensation in the notes to the Company’s consolidated financial statements in our 2021 Annual Report for a discussion of the assumptions underlying these calculations.

(2)	Mr. Fields was granted 500,000 RSUs in connection with his appointment as Interim CEO. Pursuant to the Employment Offer, while employed by the Company, Mr. Fields did not earn any non-employee director cash retainers under the Company’s Directors Compensation Policy for his services as director, but remained eligible to receive the equity portion of his retainer for Board service. On November 9, 2021, Mr. Fields was granted 10,031 RSUs in payment of the equity incentive portion of his non-employee director annual retainer. Additionally, Mr. Fields was issued 1,279 shares of common stock on November 9, 2021 and 44 shares of common stock on December 31, 2021, in lieu of the non-employee director quarterly cash retainers for the time he served as a non-employee director, before being appointed Interim CEO.

2021 Grants of Plan-Based Awards

(3)	The amounts shown are the estimated possible payouts under the KEIP for the performance period ended June 30, 2021. As discussed under “Compensation Discussion and Analysis—Chapter 11 Compensation Elements—2021 Key Employee Incentive Plan”, when the threshold, target and maximum performance goals were set, the actual performance period under the KEIP was uncertain, as it was designed to terminate at the end of the fiscal quarter in which the Company emerged from bankruptcy. To assist investors in understanding the amounts that could potentially be earned by the named executives, we have included the amounts for the actual performance period. The threshold, target and maximum amounts are based on the provisions of the KEIP and actual awards earned could range from 0 to 117.5% of the target award. In August 2021, the Compensation Committee determined that 102.5% of the target award had been earned, and these payouts are included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”. These awards are discussed further under the heading “Compensation Discussion and Analysis—Chapter 11 Compensation Elements—2021 Key Employee Incentive Plan”.

(4)	The amounts shown are the estimated possible payouts under the 2H 2021 EICP for performance during the second half of 2021. The threshold, target and maximum amounts are based on the provisions of the 2H 2021 EICP and actual awards earned could range from 0 to 200% of the target award. In February 2022, the Compensation Committee determined that 193% of the target award had been earned, and these payouts are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”. These awards are discussed under the heading “Compensation Discussion and Analysis—Post-Emergence Compensation Elements—Second Half of 2021 Employee Incentive Compensation Plan”.

(5)	The amounts in this row reflect the RSUs or options, as applicable, granted to our NEOs in connection with our emergence from bankruptcy and listing on the Nasdaq Global Select Market. We discuss these awards under the heading “Compensation Discussion and Analysis—Post-Emergence Compensation Elements—Long-Term Incentives—Emergence Awards”.

(6)	The amounts shown are the estimated possible payouts under the International EICP. The threshold, target and maximum amounts are based on the provisions of the International EICP and the actual award earned could range from 0 to 125% of the target award. In February 2022, the Compensation Committee determined that 117.5% of the target award had been earned, and the payout is included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”. The award is discussed further under the heading “Compensation Discussion and Analysis—Chapter 11 Compensation Elements—2021 International Executive Incentive Compensation Plan”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2021

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2021

The following table sets forth, for each NEO, details of all equity awards outstanding on December 31, 2021.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark Fields
	11/9/2021	–	–	–	–	–	510,031	12,745,675	–	–
Paul Stone
	11/9/2021	–	–	–	–	–	100,000	2,499,000	–	–
	11/9/2021	–	300,000	–	26.17	11/9/2031	–	–	–	–
Kenny Cheung
	11/9/2021	–	–	–	–	–	60,000	1,499,400	–	–
	11/9/2021	–	180,000	–	26.17	11/9/2031	–	–	–	–
Angela Brav
	11/9/2021	–	–	–	–	–	40,000	999,600	–	–
	11/9/2021	–	120,000	–	26.17	11/9/2031	–	–	–	–
M. David Galainena
	11/9/2021	–	–	–	–	–	40,000	999,600	–	–
	11/9/2021	–	120,000	–	26.17	11/9/2031	–	–	–	–
Darren Arrington
	11/9/2021	–	–	–	–	–	36,000	899,640	–	–
	11/9/2021	–	108,000	–	26.17	11/9/2031	–	–	–	–

(1)	The vesting schedules of unexercisable stock options are shown below:

●	Mr. Stone: 100,000 vest November 2, 2022 and 200,000 vest December 31, 2022 (such vesting reflects an amendment to Mr. Stone’s Emergence Award approved by the Compensation Committee and the Board in February 2022)

●	Mr. Cheung: 60,000 vest November 2, 2022; 60,000 vest November 2, 2023; and 60,000 vest November 2, 2024

●	Ms. Brav: 40,000 vest November 2, 2022; 40,000 vest November 2, 2023; and 40,000 vest November 2, 2024

●	Mr. Galainena: 40,000 vest November 2, 2022; 40,000 vest November 2, 2023; and 40,000 vest November 2, 2024

●	Mr. Arrington: 36,000 vest November 2, 2022; 36,000 vest November 2, 2023; and 36,000 vest November 2, 2024

(2)	Includes RSUs, the vesting schedules for which are shown below:

●	Mr. Fields: 500,000 vested on March 11, 2022 and 10,031 vest May 18, 2022 and will settle promptly after he ceases to be a director

●	Mr. Stone: 33,333 vest November 2, 2022 and 66,667 vest December 31, 2022 (such vesting reflects an amendment to Mr. Stone’s Emergence Award approved by the Compensation Committee and the Board in February 2022)

●	Mr. Cheung: 20,000 vest November 2, 2022; 20,000 vest November 2, 2023; and 20,000 vest November 2, 2024

●	Ms. Brav: 13,333 vest November 2, 2022; 13,333 vest November 2, 2023; and 13,334 vest November 2, 2024

●	Mr. Galainena: 13,333 vest November 2, 2022; 13,333 vest November 2, 2023; and 13,334 vest November 2, 2024

●	Mr. Arrington: 12,000 vest November 2, 2022; 12,000 vest November 2, 2023; and 12,000 vest November 2, 2024

(3)	Based on the closing market price of the Company’s common stock on December 31, 2021 of $24.99.

Potential Payments upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table describes the potential payments and benefits under the Plan of Reorganization, the Company’s 2021 Severance Plan and equity awards, and contractual agreements to which the NEOs would have been entitled if a termination of employment or change in control occurred on December 31, 2021.

The agreements, arrangements or plans that entitle the NEOs to severance, perquisites or other enhanced benefits upon termination of their employment or change in control are:

●	the Plan of Reorganization;

●	the 2021 Hertz Global Holdings, Inc. Severance Plan for Senior Executives;

●	Mr. Stone’s Second Amended and Restated Offer Letter, Confidentiality and Non-Competition Agreement; and

●	the terms of RSUs and the 2021 Omnibus Incentive Plan.

Name	Termination Without Cause, Death or Disability or, if Applicable, Voluntary Termination for Good Reason(1)(2) ($)	Change in Control(3) ($)
Mark Fields
Cash Severance	–	–
Acceleration of Equity Awards	–	12,745,675
Value of Continuing Benefits	–	–
Paul Stone
Cash Severance	2,000,000	–
Acceleration of Equity Awards	832,992	2,499,000
Value of Continuing Benefits	31,638	–
Kenny Cheung
Cash Severance	1,200,000	–
Acceleration of Equity Awards	499,800	1,499,400
Value of Continuing Benefits	30,438	–
Angela Brav
Cash Severance	1,950,000	–
Acceleration of Equity Awards	333,191	999,600
Value of Continuing Benefits	52,532	–
M. David Galainena
Cash Severance	1,100,000	–
Acceleration of Equity Awards	333,191	999,600
Value of Continuing Benefits	23,274	–
Darren Arrington
Cash Severance	1,000,000	–
Acceleration of Equity Awards	299,880	899,640
Value of Continuing Benefits	28,510	–

(1)	Cash Severance amounts included in this column represent amounts payable pursuant to (A) the Plan of Reorganization in the case of Mr. Cheung, Mr. Galainena and Mr. Arrington; (B) Mr. Stone’s Second Amended and Restated Offer Letter, Confidentiality and Non-Competition Agreement; and (C) the Severance Plan in the case of Ms. Brav.

Potential Payments upon Termination or Change in Control

(2)	The Emergence Awards provide that if a named executive officer’s employment is terminated without cause or due to death or disability, then a number of shares subject to the award shall vest immediately upon such termination equal to the number of shares that would have vested on the next following vesting date (assuming the named executive officer’s employment had continued through such vesting date). The amounts shown in this column for “Acceleration of Equity Awards” represent the value of the RSUs, as of December 31, 2021, that would have vested on November 2, 2022. No amounts are included for stock options, as the exercise price for all stock options is $26.17 and the market price of the Company’s common stock on December 31, 2021 was $24.99.

(3)	The terms of the RSU and Stock Option Award Agreements and the 2021 Omnibus Incentive Plan provide that in the event of a change in control, the restriction period for RSUs shall lapse and stock options shall become immediately exercisable only in the event that the outstanding awards have not been honored or assumed, or new rights substituted therefor with awards containing entitlements substantially equivalent to the rights of the original award, including the economic value thereof. The amounts in the table represent the value of the RSUs as of December 31, 2021. No amounts are included for stock options, as the exercise price for all stock options is $26.17 and the market price of the Company’s common stock on December 31, 2021 was $24.99.

Potential Payments upon Termination or Change in Control

CEO PAY RATIO

To determine the median 2021 annual total compensation of all of our employees other than our CEO (the “Median 2021 Employee Compensation”), we used our global employee population as of December 31, 2021. To identify our median employee from this global employee population, we used annual salary for assigned working hours for 2021 as our consistently applied compensation measure and identified those employees at the same median compensation level. We then calculated the annual taxable income for those employees and identified the median employee from this group (the “Median Employee”).

Mr. Fields served as our Interim CEO on December 31, 2021, the determination date of the Median Employee. Because Mr. Fields did not serve for the entirety of 2021, we elected to annualize his base salary for purpose of the pay ratio disclosure as if he were the CEO for the full year. Accordingly, the CEO Compensation for 2021 was $16,860,479 which differs from the amount included in the Summary Compensation Table because we annualized his weekly base salary payments and excluded the non-employee director related compensation included in the Summary Compensation Table. We calculated the Median 2021 Employee Compensation on the same basis as the CEO compensation, including annualizing the weekly pay of the Median Employee, who joined the Company in May 2021. Based on these calculations, the Median 2021 Employee Compensation was $31,538 and the ratio of 2021 CEO Compensation to Median 2021 Employee Compensation is 534 to 1.

The pay ratio disclosure presented above is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exclusions, estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio disclosure of other companies may not be comparable to the pay ratio reported by us.

Ownership of our Common Stock

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information as of March 25, 2022, unless another date is specified below, with respect to the ownership of our common stock by:

●	Each person known to own beneficially more than 5% of our common stock;

●	Each of the directors or director nominees of the Company;

●	Each of the executive officers named in the Summary Compensation Table; and

●	All of the Company’s executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of March 25, 2022, we had 417,094,805 shares of our common stock outstanding.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the knowledge of the Company, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Hertz Global Holdings, Inc., 8501 Williams Road, Estero, FL 33928.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percent
CK Amarillo LP(1)	181,455,469	43.5
Stephen M. Scherr	–	**
Mark Fields(2)	321,567	**
Paul Stone	493	**
Kenny Cheung	–	**
Angela Brav	–	**
M. David Galainena	–	**
Darren Arrington	–	**
Michael Gregory O’Hara	–	**
Thomas Wagner	–	**
Colin Farmer	–	**
Andrew Shannahan	–	**
Vincent J. Intrieri(3)	15,240	**
Jennifer Feikin(4)	11,922	**
Evelina Vougessis Machas(5)	9,185	**
All directors and executive officers as a group(6)	358,733	**

 **Less than 1%.

(1)	Represents shares held of record by CK Amarillo CK Amarillo. CK Amarillo GP, LLC (“CK GP”) serves as the General Partner of CK Amarillo, and Certares and Knighthead serve as investment managers (“Investment Managers”) of CK Amarillo, pursuant to an Investment Management Agreement effective as of April 15, 2021, by and among each of the foregoing. Investment decisions with respect to the shares held by CK Amarillo are made by an investment committee of the Investment Managers, which committee includes M. Greg O’Hara and Thomas Wagner, who are members of the Board, and Ara Cohen. The investment committee is empowered to vote or dispose of the shares on behalf of CK Amarillo. The address of the principal business and principal office of CK Amarillo, CK GP and Knighthead is c/o Knighthead Capital Management, LLC, 280 Park Avenue, 22nd Floor, New York, NY 10017. The address of the principal business and principal office of Certares is 350 Madison Avenue, 8th Floor, New York, New York 10017. Each of CK Amarillo, CK GP, Knighthead and Certares, by virtue of their relationships, may be deemed to share the power to vote or direct the vote and to share the power to dispose of or direct the disposition of the shares held by CK Amarillo. The immediately preceding information in this footnote is based solely on the Schedule 13D/A filed with the SEC on November 16, 2021 by CK Amarillo, CK GP, Knighthead and Certares.

Ownership of our Common Stock

(2)	Includes 10,031 shares of common stock that shall vest in full on the earlier of the business day immediately preceding the 2022 Annual Meeting or Mr. Fields’ departure from the Board for any reason other than a termination for cause.

(3)	Includes 10,031 shares of common stock that shall vest in full on the earlier of the business day immediately preceding the 2022 Annual Meeting or Mr. Intrieri’s departure from the Board for any reason other than a termination for cause.

(4)	Includes 1,891 phantom shares issued to Ms. Feikin under the Director Compensation Policy and 10,031 shares of common stock that shall vest in full on the earlier of the business day immediately preceding the 2022 Annual Meeting or Ms. Feikin’s departure from the Board for any reason other than a termination for cause.

(5)	Includes 1,001 phantom shares issued to Ms. Vougessis Machas under the Director Compensation Policy and 8,184 shares of common stock that shall vest in full on the earlier of the business day immediately preceding the 2022 Annual Meeting or Ms. Vougessis Machas’ departure from the Board for any reason other than a termination for cause.

(6)	Includes employee and/or director stock options held directly by the beneficial owner that are currently exercisable or that will become exercisable within sixty days; and phantom shares issued under the Director Compensation Policy.

Compensation Committee Interlocks and Insider Participation. During 2021, Mr. Farmer, Mr. Wagner and former directors David A. Barnes, SungHwan Cho, Anindita Mukherjee and Daniel A. Ninivaggi served as members of our Compensation Committee. None of these individuals: (i) served as an officer or employee of the Company during 2021, (ii) was formerly an officer of the Company or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K.

During the year 2021: (i) none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee; (ii) none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee; and (iii) none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

Delinquent Section 16(a) Reports. Under Section 16(a) of the Exchange Act, the Company’s directors, certain of its officers, and any person holding more than 10 percent of the Company’s common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Based solely on our review of the reports filed electronically with the SEC, we believe that all of our directors, executive officers and persons who beneficially own more than 10 percent of our common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2021, except that (i) one Form 4 reporting the sale of common stock by David A. Barnes, who served as a director of the Company until June 30, 2021, was not timely filed due to a delay in receiving confirmation of the sale, and (ii) the initial reports on Form 3 for each of Mr. Shannahan, a current director of the Company, and Mr. Lahoud, who served as a director until December 22, 2021, were filed late due to administrative delays in receiving SEC filing codes.

Ownership of our Common Stock

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the securities authorized for issuance pursuant to our equity compensation plans as of December 31, 2021. Our 2021 Omnibus Incentive Plan provides for the issuance of up to 62,250,055 shares of common stock. No awards may be granted after ten years of the effective date of the plan. The 2021 Omnibus Incentive Plan was approved by the Bankruptcy Court and became effective upon our emergence from bankruptcy proceedings. The plan is categorized as “not approved by securityholders” because its adoption by our Board was authorized by the Plan of Reorganization, which occurred before our listing on Nasdaq.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by securityholders	–	–	–
Equity compensation plans not approved by stockholders	5,538,418	26.17	56,711,637

(1) Includes the weighted-average exercise price of outstanding stock options. Does not include other awards that do not have exercise prices associated with them.

Proxy Procedures and Information About the Annual Meeting

PROXY PROCEDURES AND INFORMATION ABOUT THE ANNUAL MEETING

Stockholders Entitled to Vote at the Annual Meeting

Our Board has established the record date for the 2022 Annual Meeting as March 25, 2022. Only holders of record of the Company’s common stock at the close of business on the record date are entitled to receive the Notice and vote at the 2022 Annual Meeting. On March 25, 2022, the Company had 417,094,805 shares of common stock outstanding.

Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors. Unless a stockholder gives instructions to the contrary, proxies will be voted in accordance with the Board’s recommendations.

Voting Procedures

If you are a stockholder of record, you may vote before the meeting as set forth in the Notice, or as follows:

●	Voting by Internet: Follow the instructions on www.proxyvote.com.

●	Voting by Telephone: Call 1-800-690-6903 and follow the instructions provided by the recorded message.

●	Voting by Mail: If you receive a paper copy of the proxy materials, you may vote your shares by completing, signing, dating and returning the proxy card included in the printed proxy materials.

Your vote will be cast in accordance with the instructions authorized by Internet or telephone or included on a properly signed and dated proxy card, as applicable. If you decide to vote before the meeting, we must receive your vote, either by Internet, telephone or proxy card, by 11:59 PM (Eastern Time) on Wednesday, May 18, 2022, the day before the 2022 Annual Meeting, for your vote to be counted.

If you are a beneficial stockholder and received a voting instruction form, please follow the instructions provided by your bank, broker or other nominee to vote your shares; your ability to vote by telephone or over the Internet depends on your broker’s voting process.

If you wish to vote at the 2022 Annual Meeting, you may do so by attending the meeting via the Internet as provided below.

Attending and Participating in the Annual Meeting

Stockholders who wish to attend the 2022 Annual Meeting via the Internet may do so by visiting www.virtualshareholdermeeting.com/HTZ2022. The 2022 Annual Meeting will begin promptly at 10:30 AM (Eastern Time) and online check-in will begin at 10:15 AM (Eastern Time). Please allow ample time for the online check-in procedures. Interested persons who were not stockholders as of the close of business on March 25, 2022 may listen, but not participate, in the 2022 Annual Meeting by visiting www.virtualshareholdermeeting.com/HTZ2022 and registering as a guest. If you encounter technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log-in page.

In order to attend and participate in the 2022 Annual Meeting, stockholders of record will need to use their control number to log into www.virtualshareholdermeeting.com/HTZ2022 and follow the provided instructions. Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s web site and selecting the stockholder communications mailbox to link through to the 2022 Annual Meeting.

Proxy Procedures and Information About the Annual Meeting

Stockholders may submit questions during the meeting through the virtual meeting website at www.virtualshareholdermeeting.com/HTZ2022. Questions pertinent to meeting matters will be answered during the designated portion of the meeting, subject to time limitations and in accordance with the meeting rules of conduct that will be available on the virtual meeting website.

Notice of Internet Availability of Proxy Materials

We are permitted to furnish proxy materials, including this proxy statement and our 2021 Annual Report, to our stockholders by providing access to such documents on the Internet at www.proxyvote.com instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they are requested.

Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. It will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.

Voting Standard

The Board recommends a vote “FOR” proposals 1, 2 and 3. With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. With respect to the ratification of our independent registered public accounting firm (Proposal No. 2) and the advisory vote on executive compensation (Proposal No. 3), you may vote “FOR,” “AGAINST” or “ABSTAIN.” Below is a summary of the vote required for each proposal and any effect of abstentions (or withhold votes with respect to Proposal No. 1) and broker non-votes.

	Proposal	Vote Required for Adoption	Effect of Abstention (or Withhold)	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes
1	Election of Directors	Plurality of votes cast	No effect	No	No effect
2	Ratification of Ernst & Young LLP	Majority of votes cast	No effect	Yes	N/A
3	Advisory Vote on Executive Compensation	Majority of vast cast	No effect	No	No effect

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the 2022 Annual Meeting constitutes a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker holding shares in street name for a beneficial owner, does not vote on a proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner. Your broker is permitted to vote on Proposal 2 even if it does not receive instructions from you. However, under applicable rules, your broker does not have discretion to vote on Proposal 1 and Proposal 3 if it does not receive instructions from you.

Proxy Procedures and Information About the Annual Meeting

Revocation of Proxies

Even if you voted by telephone or on the Internet, or if you requested paper proxy materials and signed the proxy card, you may revoke your proxy before it is voted at the 2022 Annual Meeting by delivering a signed revocation letter to M. David Galainena, Executive Vice President, General Counsel and Secretary. You may also revoke your proxy by submitting a new proxy dated later than your first proxy, or by a later-dated vote by telephone or on the Internet. If you have previously mailed your proxy card, you may revoke your proxy and vote during the 2022 Annual Meeting. Your participation at the 2022 Annual Meeting will not by itself revoke your proxy. If you are a holder of shares held in street name by your broker and you have previously directed your broker to vote your shares, you should instruct your broker to change or revoke your vote if you wish to do so. If you are a holder of shares held in street name by your broker and wish to cast your vote during the 2022 Annual Meeting, you should obtain a proxy to vote your shares from your broker.

Solicitation of Proxies

We have retained Alliance Advisors (“Alliance”), 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, to aid in the solicitation process. For these and related advisory services, we will pay Alliance a fee of approximately $12,000 and reimburse them for certain out-of-pocket disbursements and expenses. The Notice will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse those record holders for their reasonable expenses on behalf of the Company. In addition to solicitations by mail, members of our Board, our officers and employees, without additional compensation, may solicit proxies on our behalf in person, by phone or by electronic communication.

Additional Information

The 2021 Annual Report is filed with the SEC and may also be obtained via a link posted on the “Investor Relations” portion of our website, ir.hertz.com. Copies of the 2021 Annual Report will be sent within a reasonable time without charge upon written request to Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928, Attention: Secretary.

Other Business

Our Board is not aware of any other matters to be presented at the 2022 Annual Meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We have sent or are sending the Notice, which indicates that our proxy materials and 2021 Annual Report will be made available on the Internet at www.proxyvote.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions in your Notice.

Proposals for 2023 Annual Meeting of Stockholders

The Company will review for inclusion in next year’s proxy statement stockholder proposals received by December 9, 2022. Such proposals must satisfy all applicable requirements of Rule 14a-8 of the Securities Exchange Act and should be sent to M. David Galainena, Executive Vice President, General Counsel and Secretary of the Company at 8501 Williams Road, Estero, Florida 33928.

Proxy Procedures and Information About the Annual Meeting

Stockholder proposals, including nominations for directors, not included in next year’s proxy statement may be brought before the 2023 annual meeting by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Executive Vice President, General Counsel and Secretary of the Company containing certain information specified in the Bylaws and who was a stockholder of record at the time such notice was given. To be timely for our 2023 annual meeting, such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 19, 2023, and no later than February 18, 2023, except that if the 2023 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2022 Annual Meeting, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

Our Bylaws require that stockholder recommendations for nominees to the Board must include, among other things, the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board, if elected. Stockholders who intend to submit nominations to the Board must comply with all provisions of our Bylaws and provide timely written notice thereof.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement or a single notice of internet availability of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding”, can reduces the volume of duplicate information received at households. While the Company does not household, a number of brokerage firms with account holders who are Company shareholders may institute householding. Once a shareholder has consented or receives notice from his or her broker that the broker will be householding materials to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until one or more of the shareholders revokes his or her consent. If your Notice of Internet Availability of Proxy Materials or your annual report and proxy statement, as applicable, have been househeld and you wish to receive separate copies of these documents now and/or in the future, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, you may notify your broker. You can also request and the Company will promptly deliver a separate copy of the Notice of Internet Availability or the Proxy Materials by writing or calling our Investor Relations Group at the following address, telephone number or e-mail address: Investor Relations Department, Hertz Global Holdings, Inc. 8501 Williams Road Estero, Florida 33928, Telephone Number (239) 301-7000, investorrelations@hertz.com.

Proxy Procedures and Information About the Annual Meeting

2021 Annual Report

The 2021 Annual Report is being made available on or about April 8, 2022 to persons who were stockholders of record as of March 25, 2022, the record date for the 2022 Annual Meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board,

Executive Vice President,
General Counsel and Secretary

Estero, Florida

April 8, 2022

ANNEX A - NON-GAAP MEASURES

The Company references certain financial measures in its discussion of fiscal year 2021 highlights in this proxy statement that are not measures of financial performance under GAAP and may not be defined and calculated by other companies using the same or similar terminology. Definitions of non-GAAP measures used in this proxy statement are set forth below. Also set forth below is a summary of the reasons why management of the Company believes that the presentation of the non-GAAP financial measures provide useful information regarding the Company’s financial condition and results of operations. Non-GAAP measures should not be considered in isolation and should not be considered superior to, or a substitute for, financial measures calculated in accordance with GAAP.

Adjusted Corporate EBITDA represents income or loss attributable to the Company as adjusted to eliminate the impact of GAAP income tax, non-vehicle depreciation and amortization, net non-vehicle debt interest, vehicle debt-related charges and losses, restructuring and restructuring related charges, goodwill, intangible and tangible asset impairments and write-downs, information technology and finance transformation costs and certain other miscellaneous items. Management uses Adjusted Corporate EBITDA as an operating performance metric for internal monitoring and planning purposes, including the preparation of the Company’s annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions, profitability and performance trends.

(in millions)	Twelve Months Ended December 31, 2021

Adjusted Corporate EBITDA:
Net income (loss) attributable to Hertz Global Holdings, Inc.	$366
Adjustments:
Income tax provision (benefit)	318
Non-vehicle depreciation and amortization(a)	196
Non-vehicle debt interest, net of interest income(b)	185
Vehicle debt-related charges(c)	72
Restructuring and restructuring related charges(d)	76
Information technology and finance transformation costs(e)	12
Reorganization items, net(f)	677
Pre-reorganization and non-debtor financing charges(g)	42
Gain from the Donlen sale(h)	(400)
Change in fair value of Public Warrants	627
Other items(i)	(41)
Adjusted Corporate EBITDA	$2,130

(a) Non-vehicle depreciation and amortization for Americas RAC, International RAC, All other operations and Corporate for the twelve months ended December 31, 2021 were $166 million, $16 million, $2 million and $12 million, respectively.

(b) Includes $8 million of loss on extinguishment of debt associated with the payoff and termination of non-vehicle debt in Corporate in the second quarter of 2021.

(c) Represents debt-related charges related to the amortization of deferred financing costs and debt discounts and premiums. Vehicle debt-related charges for Americas RAC, International RAC and All other operations for the twelve months ended December 31, 2021 were $53 million, $16 million and $2 million, respectively.

(d) Represents charges incurred under restructuring actions as defined in U.S. GAAP. Also includes restructuring related charges such as incremental costs incurred directly supporting business transformation initiatives.

(e) Represents costs associated with the Company’s information technology and finance transformation programs, both of which are multi-year initiatives to upgrade and modernize the Company’s systems and processes. These costs relate primarily to Corporate.

(f) Represents charges incurred associated with the Plan of Reorganization and emergence from Chapter 11, including professional fees. The charges relate primarily to Corporate.

(in millions)	Twelve Months Ended December 31, 2021
Professional fees and other bankruptcy related costs	$257
Loss on extinguishment of debt	191
Backstop fee	164
Breakup fee	77
Contract settlements	25
Cancellation of share-based compensation grants	(10)
Net gain on settlement of liabilities subject to compromise	(22)
Other, net	(5)
Reorganization items, net	$677

(g) Represents charges incurred prior to the filing of the Chapter 11 cases comprised of preparation charges for the Plan of Reorganization, such as professional fees. Also includes, certain non-debtor financing and professional fee charges. For the year ended December 31, 2021, charges incurred were $17 million, $17 million, $6 million and $2 million in Corporate, Americas RAC, International RAC and all other operations, respectively.

(h) Represents the gain from the sale of the Company’s Donlen business on March 30, 2021, primarily associated with Corporate.

(i) Represents miscellaneous items, including non-cash stock-based compensation in Corporate, $100 million associated with the suspension of depreciation during the first quarter for the Donlen business while classified as held for sale in all other operations, partially offset by $17 million for certain professional fees primarily associated with Corporate, $14 million of charges related to the settlement of bankruptcy claims primarily associated with Corporate, charges for a multiemployer pension plan withdrawal liability recorded in Corporate and letter of credit fees recorded in Corporate.

Adjusted operating cash flow represents net cash provided by operating activities net of the non-cash add back for vehicle depreciation and reserves, and exclusive of bankruptcy related payments made post emergence. Adjusted operating cash flow is important to management and investors as it provides useful information about the amount of cash generated from operations when fully burdened by fleet costs.

(in millions)	Twelve Months Ended December 31, 2021
Net cash provided by (used in) operating activities	$1,806
Depreciation and reserves for revenue earning vehicles	(600)
Bankruptcy related payments - post emergence	257
Adjusted operating cash flow	$1,463

The Company also disclosed certain non-GAAP financial measures in this proxy statement that were used for incentive compensation plan purposes. In setting threshold, target and maximum potential payouts under the KEIP and the 2H 2021 EICP, and calculating the Company’s actual performance under those plans, the Company used financial measures that were similar to, but not necessarily calculated on the same basis as, financial measures disclosed for purposes of financial reporting and disclosing its results of operations in its press releases or quarterly and annual reports filed with the SEC. A description of the non-GAAP measures used for incentive compensation plan purposes is shown below.

KEIP Non-GAAP Measures

U.S. RAC Adjusted EBITDA. Adjusted EBITDA is used by the Company as the segment measure of profitability and is a GAAP measure when used in that context. U.S. RAC Adjusted EBITDA, as used in this proxy statement, is calculated on the same basis as the Americas RAC segment measure of profitability, but is a non-GAAP measure because it excludes the results of the Company’s Canada, Latin America and Caribbean operations which, beginning in the second quarter of 2021, were included in the Americas RAC reportable segment.

U.S. RAC Revenue. This measure is the total revenue for the U.S. RAC business and is a non-GAAP measure because, for purposes of the KEIP, it excludes the revenues of the Company’s Canada, Latin America and Caribbean operations which, beginning in the second quarter of 2021, were included in the Americas RAC reportable segment.

2H 2021 EICP Non-GAAP Measures

U.S. Adjusted EBITDA. Adjusted EBITDA is used by the Company as the segment measure of profitability and is a GAAP measure when used in that context. U.S. Adjusted EBITDA, as used in this proxy statement, is calculated on the same basis as the Americas RAC segment measure of profitability, but is a non-GAAP measure because it excludes the results of the Company’s Canada, Latin America and Caribbean operations which, beginning in the second quarter of 2021, were included in the Americas RAC reportable segment.

U.S. Adjusted Operating Cash Flow. Adjusted operating cash flow represents net cash provided by operating activities net of the non-cash add back for vehicle depreciation and reserves, and exclusive of bankruptcy related payments made post emergence as adjusted for the Company’s U.S. operations.

Hertz

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HTZ2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68923-Z81845-P66852

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERTZ GLOBAL HOLDINGS, INC.

The Board of Directors recommends a vote FOR all the nominees listed.

Nominees:	For	Withhold
1a. Michael Gregory O'Hara	☐	☐
1b. Thomas Wagner	☐	☐
1c. Vincent J. Intrieri	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponements or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date